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                                                                 Exhibit 10(k)



                          AGREEMENT AND PLAN OF MERGER


                                 by and between


                                 TXU Gas Company


                                       and


                           LSG Acquisition Corporation


                                      dated


                                  June 17, 2004






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                                TABLE OF CONTENTS
                                                                                                               Page


ARTICLE I            DEFINITIONS..................................................................................1

         Section 1.01.       Defined Terms........................................................................1

         Section 1.02.       Interpretation and Rules of Construction.............................................1

ARTICLE II           THE MERGER...................................................................................2

         Section 2.01.       The Merger...........................................................................2

         Section 2.02.       Effective Time.......................................................................2

         Section 2.03.       Effect of the Merger.................................................................2

         Section 2.04.       Organizational Documents.............................................................2

         Section 2.05.       Officers and Directors...............................................................3

ARTICLE III          ALLOCATION OF ASSETS AND LIABILITIES; STATUS AND CONVERSION OF SECURITIES; CONSENTS..........3

         Section 3.01.       TXU Gas Merger Assets and TXU Gas Merger Liabilities.................................3

         Section 3.02.       TXU Gas Excluded Assets and TXU Gas Retained Liabilities.............................5

         Section 3.03.       LSG Merger Assets....................................................................6

         Section 3.04.       LSG Excluded Assets and LSG Retained Liabilities.....................................6

         Section 3.05.       Status and Conversion of Securities..................................................6

         Section 3.06.       Dissenters' Rights; Redemption.......................................................6

         Section 3.07.       Consents to Assignment...............................................................7

ARTICLE IV           MERGER CONSIDERATION; CLOSING; ADJUSTMENTS...................................................7

         Section 4.01.       Acknowledgement of Consideration for Merger..........................................7

         Section 4.02.       Closing..............................................................................7

         Section 4.03.       Closing Deliveries by TXU Gas........................................................8

         Section 4.04.       Closing Deliveries by LSG............................................................8

         Section 4.05.       Books and Records Transfer...........................................................9

         Section 4.06.       PRELIMINARY STATEMENT OF WORKING CAPITAL; FINAL STATEMENT OF WORKING CAPITAL;
                             ADJUSTMENT OF LSG MERGER ASSETS.....................................................10

         Section 4.07.       Allocation of Agreed Value..........................................................11



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
ARTICLE V            REPRESENTATIONS AND WARRANTIES OF TXU GAS...................................................11

         Section 5.01.       Organization and Corporate Power....................................................11

         Section 5.02.       Authorization of Agreement and Transaction..........................................12

         Section 5.03.       No Contravention; Compliance With Law; Authorization................................12

         Section 5.04.       Financial Statements................................................................12

         Section 5.05.       Permits.............................................................................13

         Section 5.06.       Title to the Assets.................................................................14

         Section 5.07.       Condition of Property...............................................................14

         Section 5.08.       Material Contracts..................................................................14

         Section 5.09.       Environmental Matters...............................................................14

         Section 5.10.       Litigation..........................................................................15

         Section 5.11.       Gas Regulatory Matters..............................................................15

         Section 5.12.       Brokers' Fees.......................................................................16

         Section 5.13.       Foreign Investor in Real Property Tax Act (FIRPTA)..................................16

         Section 5.14.       No Bankruptcy.......................................................................16

         Section 5.15.       Labor Matters.......................................................................16

         Section 5.16.       Certain Transfer Requirements.......................................................16

         Section 5.17.       Tax Matters.........................................................................16

         Section 5.18.       Employee Benefit Plans; ERISA.......................................................16

         Section 5.19.       Insurance...........................................................................17

         Section 5.20.       Transactions with Affiliates........................................................17

         Section 5.21.       Excluded Subsidiaries...............................................................17

ARTICLE VI           REPRESENTATIONS AND WARRANTIES OF LSG.......................................................17

         Section 6.01.       Organization and Corporate Power....................................................17

         Section 6.02.       Authority and Binding Obligations...................................................18

         Section 6.03.       Litigation..........................................................................18

         Section 6.04.       No Contravention Compliance With Law; Authorization.................................18

         Section 6.05.       Financial Capacity; Future Performance..............................................18

         Section 6.06.       Funds Available.....................................................................19


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                                       ii


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
ARTICLE VII          COVENANTS AND AGREEMENTS....................................................................19

         Section 7.01.       Joint Covenants and Agreements Pending Closing......................................19

         Section 7.02.       Joint Covenants:  Publicity.........................................................21

         Section 7.03.       Joint Covenants:  Confidentiality...................................................21

         Section 7.04.       Regulatory Filings; Hart-Scott-Rodino Filing........................................22

         Section 7.05.       Employment of Employees by LSG......................................................22

         Section 7.06.       Affiliate Agreements................................................................26

         Section 7.07.       Books and Records:  Access to Employees.............................................26

         Section 7.08.       Further Assurances; License.........................................................26

         Section 7.09.       Notices of Certain Events...........................................................27

         Section 7.10.       Casualty Loss or Condemnation.......................................................27

         Section 7.11.       Signs...............................................................................28

         Section 7.12.       LSG Parent Guaranty.................................................................28

         Section 7.13.       Tax Matters.........................................................................28

         Section 7.14.       Other Information...................................................................29

ARTICLE VIII         CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CLOSE.......................................30

         Section 8.01.       Conditions to the Obligations of LSG................................................30

         Section 8.02.       Conditions to the Obligations of TXU Gas............................................30

ARTICLE IX           INDEMNIFICATION AND ASSUMPTION..............................................................31

         Section 9.01.       By TXU Gas..........................................................................31

         Section 9.02.       Environmental Indemnity.............................................................32

         Section 9.03.       Limitations.........................................................................32

         Section 9.04.       By LSG..............................................................................33

         Section 9.05.       Express Negligence Rule.............................................................33

         Section 9.06.       Notice of Claim.....................................................................33

         Section 9.07.       Third Party Claims..................................................................34

         Section 9.08.       Subrogation.........................................................................35

                                      iii
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
         Section 9.09.       EXCLUSIVE REMEDIES; SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                             LIMITATION OF CERTAIN LIABILITIES...................................................35

ARTICLE X            TERMINATION.................................................................................36

         Section 10.01.      Termination Events..................................................................36

         Section 10.02.      Effect of Termination...............................................................36

ARTICLE XI           MISCELLANEOUS...............................................................................37

         Section 11.01.      Entire Agreement....................................................................37

         Section 11.02.      No Reliance on External Representations.............................................37

         Section 11.03.      Amendments..........................................................................37

         Section 11.04.      Waivers.............................................................................37

         Section 11.05.      Parties in Interest.................................................................37

         Section 11.06.      Notices.............................................................................37

         Section 11.07.      Costs...............................................................................39

         Section 11.08.      Governing Law and Jurisdiction......................................................39

         Section 11.09.      Incorporation of Exhibits and Schedules; Amendment of Schedules.....................39

         Section 11.10.      Counterparts........................................................................39

         Section 11.11.      Severability........................................................................39

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                                       iv

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Appendices:

         Appendix A:       Defined Terms

Exhibits:

         Exhibit A:        Articles of Merger

         Exhibit B:        Transitional Services Agreements

                           Exhibit B-1:     Transitional Services Agreement
                                            between TXU Gas Company and
                                            Atmos Energy Corporation

                           Exhibit B-2:     Transitional Services Agreement
                                            between Oncor Utility Solutions
                                            (Texas) Company and Atmos
                                            Energy Corporation

                           Exhibit B-3:     Transitional Services Agreement
                                            between TXU Business Services
                                            Company and Atmos Energy
                                            Corporation

                           Exhibit B-4:     Transitional Access Agreement

         Exhibit C:        Parent Guaranties

                           Exhibit C-1:     LSG Parent Guaranty

                           Exhibit C-2:     TXU Gas Parent Guaranty

Schedules:

         Schedule 1 - Excluded Subsidiaries

         Schedule 2 - Pro Forma Balance Sheet

         Schedule 3.01(a) - Real Property

         Schedule 3.01(b) - Personal Property

         Schedule 3.01(c) - Operating Contracts

         Schedule 3.02 - Excluded Assets

         Schedule 4.07 - Allocation Schedule

         Schedule 5.03 - Defaults Under Notes or Debentures/Encumbrances

         Schedule 5.05 - Permits

         Schedule 5.06 - Title to Assets

         Schedule 5.08 - Material Contracts

         Schedule 5.09 - Environmental Matters

         Schedule 5.09(b) - Environmental Permits

         Schedule 5.10 - Litigation

         Schedule 5.16 - Certain Transfer Requirements

         Schedule 5.17 - Tax Matters

         Schedule 5.18 - Employee Benefit Plans; ERISA

         Schedule 5.19 - Insurance

         Schedule 5.20 - Transactions with Affiliates, Officers, Directors, etc.

         Schedule 6.04(b) - Required Filings

         Schedule 7.01(g) - Capital Expenditures Budget

         Schedule 7.05(a) - Form of Agreement and Release

         Schedule 7.05(g) - Severance Benefits

         Schedule 7.06 - Affiliate Agreements

         Schedule 7.11 - TXU Proprietary Colors

         Schedule 8.01(d) - Debt and Other Obligations

         Schedule 8.01(f) - Transfer Requirements

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger dated as of June 17, 2004 ("Agreement"), is by and between TXU Gas Company, a Texas corporation ("TXU Gas"), and LSG Acquisition Corporation, a Texas corporation ("LSG"). TXU Gas and LSG are referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS:

         WHEREAS, upon the terms and conditions of this Agreement and in accordance with the applicable provisions of Texas Law, TXU Gas and LSG will merge (the "Merger"), with both TXU Gas and LSG being surviving entities of the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, TXU Gas and LSG hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         Section 1.01. Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals, this Agreement uses certain other defined terms and expressions. The definitions of capitalized terms are set forth in the text of this Agreement or in Appendix A.

         Section 1.02.  Interpretation and Rules of Construction.

               (a) References. The words "hereby," "herein," "hereof," "hereto," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement, unless otherwise specified.

               (b) Articles, Sections and Table of Contents. This Agreement is divided into articles and sections, and includes section and article headings and a table of contents. These divisions and headings and tables are for convenience only, and the Parties' rights and obligations will be determined from this Agreement as a whole, unless otherwise specified, and without regard to the divisions and headings and table of contents.

               (c) Number and Gender. Whenever the context requires, reference to a single number will include the plural, and the plural will include the singular. Words denoting gender will include the masculine, feminine, and neuter, when appropriate; and specific enumeration will not exclude the general, but will be construed as cumulative. Definitions of terms defined in the singular or plural are equally applicable to the plural or singular, as applicable, unless otherwise specified.

              (d) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any part of this Agreement. Time is of the essence with respect to all dates and time periods specified in this Agreement.

                                   ARTICLE II
                                   THE MERGER

     Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of Texas Law, at the Effective Time, TXU Gas and LSG will merge. As a result of the Merger, each of TXU Gas and LSG shall continue as the surviving corporations of the Merger. Following the Effective Time, TXU Gas and LSG may each individually be referred to herein by its name prior to the Effective Time or as a "Surviving Company" and collectively as the "Surviving Companies."

     Section 2.02. Effective Time. Subject to the provisions of this Agreement, prior to the Closing Date, in order to consummate the Merger, the Parties hereto shall file articles of merger or other appropriate documents (collectively, the "Articles of Merger") with the Secretary of State of the State of Texas, in form and substance as required by, and executed in accordance with the relevant provisions of, Texas Law, which Articles of Merger shall specify that the Merger shall be effective at the Effective Time.

     Section 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided by this Agreement and the applicable provisions of Texas Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, (i) all of the real estate and other property of TXU Gas and LSG shall be allocated between and vest in the Surviving Companies as set forth in Article III, and (ii) all of the liabilities and obligations of TXU Gas and LSG shall be allocated between the Surviving Companies as set forth in Article III.

     Section 2.04.     Organizational Documents.

         (a) At the Effective Time, the articles of incorporation of TXU Gas, as in effect immediately prior to the Effective Time, shall continue, in the same such form, to be the articles of incorporation of such Surviving Company, until thereafter amended in accordance with Texas Law and such articles of incorporation. At the Effective Time, the articles of incorporation of LSG, as in effect immediately prior to the Effective Time, shall continue in the same such form, to be the articles of incorporation of such Surviving Company, until thereafter amended in accordance with Texas Law and such articles of incorporation.

         (b) At the Effective Time, the bylaws of TXU Gas, as in effect immediately prior to the Effective Time, shall continue in the same such form, to be the bylaws of such Surviving Company, until thereafter amended in accordance with Texas Law. At the Effective Time, the bylaws of LSG, as in effect immediately prior to the Effective Time, shall continue in the same such form, to be the bylaws of such Surviving Company, until thereafter amended in accordance with Texas Law.

     Section 2.05. Officers and Directors. The officers and directors of TXU Gas immediately prior to the Effective Time shall continue as the officers and directors of such Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of such Surviving Company. The officers and directors of LSG immediately prior to the Effective Time shall continue as the officers and directors of such Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of such Surviving Company.

                                  ARTICLE III
                      ALLOCATION OF ASSETS AND LIABILITIES;
                  STATUS AND CONVERSION OF SECURITIES; CONSENTS

     Section 3.01. TXU Gas Merger Assets and TXU Gas Merger Liabilities. Subject to the provisions set forth in Section 3.02, at the Effective Time, all of the real estate and other property of TXU Gas set forth below in this Section 3.01 (the "TXU Gas Merger Assets") shall be allocated to, be possessed by, and vest in, LSG, and all of the TXU Gas Merger Liabilities shall be allocated to, be assumed by, and become the liabilities and obligations of, LSG, all without further act or deed. The following items shall constitute the TXU Gas Merger
Assets:

          (a) All right, title and interest of TXU Gas in all real property (and interests therein and appurtenances thereto), rights-of-way, leases, easements, licenses or other rights to use or have access, servitudes, pipeline systems and assets, distribution systems and assets, and gas storage assets, whether or not of record, including (without limitation) those more particularly described in
Schedule 3.01(a) and all buildings, structures, fixtures and other improvements thereon (all of the property described in this clause (a) other than the TXU Gas Excluded Assets is the "Real Property");

          (b) All right, title and interest of TXU Gas in all equipment (including, without limitation, compressors, pumps, motors, dehydrators, treaters, vessels, machinery, vehicles, trailers, towers, fences, power and communications lines, tools, lubricants, materials, supplies and spare-parts and computer hardware, and the lessee's interest in any equipment leased by TXU
Gas), pipelines, pipes, meters, fixtures and improvements and other items of tangible personal property currently located on or primarily used or held for use in connection with the ownership or operation of the Real Property, including (without limitation) those described in Schedule 3.01(b) (all personal property described in this clause (b) other than the TXU Gas Excluded Assets is the "Personal Property");

          (c) All right, title and interest of TXU Gas in and to any and all of the contracts and agreements entered or held in connection with TXU Gas' ownership or operation of the Real Property or the Personal Property or the conduct of the Business: including (without limitation) all municipal franchise agreements, gas purchase agreements, plant construction and operating agreements, gas sales contracts, gas gathering agreements, gas transportation contracts, gas processing agreements, natural gas liquids sales, transportation and fractionation agreements, and equipment lease agreements, and all other related contracts and agreements and rights to receive imbalances, including (without limitation) those described in Schedule 3.01(c) (all of the contracts and agreements described in this clause (c) other than the TXU Gas Excluded Assets are the "Operating Contracts");

          (d) All natural gas and other hydrocarbons owned by TXU Gas, located on, in storage for or in transit to the Real Property or the Personal Property or as to which TXU Gas has any right (including without limitation rights to imbalance gas or over-deliveries of gas); all trade receivables and, except for items identified as Excluded Current Assets, all other items of the type listed as "Current assets" in the Pro Forma Balance Sheet owned by TXU Gas;

          (e) All franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities owned or otherwise held by TXU Gas for the ownership or operation of the Real Property or the Personal Property or the conduct of the Business, including (without limitation) those described in Schedule 5.05;

          (f) All right, title and interest of TXU Gas in and to any computer software and licenses related thereto and all trade secrets, inventions, patents, trademarks and tradenames (including the name and mark "Lone Star Gas" and all variations of such name and all related marks), trade dress, service marks, copyrights, creative works and other rights of authorship, and other industrial or intellectual property rights (and all registrations, filings and applications therefor and all rights appurtenant thereto) that are presently or previously used in the ownership or operation of the Real Property or the Personal Property or the conduct of the Business, but excluding, however, the TXU Gas Excluded Assets, the TXU Gas' CAAPS software and the financial and warehouse inventory software used by TXU Gas ("Intellectual Property");

          (g) All suspense funds held by TXU Gas arising from the Operating Contracts, except funds (if any) held by TXU Gas that are the subject of the litigation disclosed in Schedule 5.10 and TXU Gas Retained Liabilities ("Transferred Suspense Funds");

          (h) All existing customer, supplier, counterparty, employee, financial, engineering, operating, accounting, tax, contract, environmental, safety, maintenance, legal (other than those that pertain to liabilities or litigation retained by TXU Gas hereunder), marketing, and other data, files, computer tapes and discs, documents, instruments, notes, papers, books and records of TXU Gas in TXU Gas' possession that relate materially to the ownership or operation of the Real Property or the Personal Property or the conduct of the Business, including (without limitation) deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, franchises, permits, certificates, filings with Governmental Authorities, reports, process safety management records, and records regarding construction, maintenance and testing, together with copies of books of account, budgets, and financial records (collectively, except for the TXU Gas Excluded Assets, the "Books and Records");

          (i) To the extent that they relate to the TXU Gas Merger Assets or the TXU Gas Merger Liabilities, all of TXU Gas' causes of action, judgments, claims and demands of whatever nature against third parties (including, without limitation, unexpired manufacturer's equipment or construction warranties) and attributable to any period before or after the Effective Time.

          (j) To the extent that they relate to the TXU Gas Merger Assets, the Business or the TXU Gas Merger Liabilities, the benefit of, any claims under, or any rights of TXU Gas under any insurance policies in effect before the Closing Date; and

          (k) All other assets, property rights and interests of every type and description, real, personal or mixed, tangible or intangible, above ground or below ground, and whether or not contingent, of TXU Gas necessary for or relating exclusively or primarily to the Business, except for the TXU Gas Excluded Assets.

     Section 3.02. TXU Gas Excluded Assets and TXU Gas Retained Liabilities. All of the real estate and other property of TXU Gas identified below in this
Section 3.02 (the "TXU Gas Excluded Assets") shall continue to be possessed by and vested in TXU Gas, and all the TXU Gas Retained Liabilities shall continue to be liabilities and obligations of TXU Gas all without further act or deed and shall be paid, performed and discharged solely by TXU Gas. The TXU Gas Excluded Assets shall include the following items:

          (a) The name "TXU Gas Company," or any variations thereof;

          (b) All Excluded Current Assets other than the Transferred Suspense Funds;

          (c) Any Tax refunds and offsets attributable to any period before the Effective Time;

          (d) Any intercompany account accrued before the Effective Time that reflects any amount due and owing to TXU Gas by any of TXU Gas' Affiliates;

          (e) Except to the extent that they relate to the TXU Gas Merger Assets, the Business or TXU Gas Merger Liabilities, all of TXU Gas' causes of action, judgments, Claims and demands of whatever nature against third parties and attributable to the period prior to the Effective Time; including those applicable to any period or periods extending both before and after the Effective Time;

         (f) The assets described in Schedule 3.02;

         (g) Except as provided in Section 3.01(j), all insurance policies and benefits thereunder of TXU Gas, including those policies and benefits relating to the TXU Gas Excluded Assets or the TXU Gas Retained Liabilities;

         (h) All of TXU Gas' Tax Returns, books of account, budgets and financial records, and copies of credit files, employee and payroll records, and customer lists;

         (i) the Excluded Subsidiaries;

         (j) Provided that such use does not interfere with LSG's business, and subject to LSG's written consent which may not be unreasonably withheld (but which may be conditioned upon the provision of insurance coverage and other customary terms of use), a non-exclusive, perpetual, paid-up, limited license to use any right-of-way or easement, whether or not currently in writing or recorded, upon which TXU Gas Excluded Assets are located or upon which pipelines, electric lines, or other facilities of TXU Gas' Affiliates are located, for the continued use, operation, installation and replacement of pipelines or any facilities of TXU Gas Affiliates currently located on such properties; and

         (k) All other assets, property and rights of TXU Gas not identified herein as a TXU Gas Merger Asset.

     Section 3.03. LSG Merger Assets. Subject to the provisions set forth in
Section 4.06 and Section 4.07, at Closing, the total amount of cash of LSG equal to the LSG Merger Assets shall be allocated to, be possessed by, and vest in TXU Gas.

     Section 3.04. LSG Excluded Assets and LSG Retained Liabilities. All of the real estate and other property of LSG that is not designated as LSG Merger Assets (the "LSG Excluded Assets") shall continue to be possessed by and vested in LSG, and all of the liabilities and obligations of LSG, whether arising or accruing prior to or after the Effective Time (the "LSG Retained Liabilities"), shall continue to be liabilities and obligations of LSG, all without further act or deed. No liabilities or obligations of LSG shall be allocated to or assumed by TXU Gas in the Merger. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE MERGER SHALL HAVE NO EFFECT ON ANY OF THE REAL ESTATE, OTHER PROPERTY, LIABILITIES OR OBLIGATIONS OF LSG NOT SPECIFICALLY DESIGNATED AS LSG MERGER ASSETS.

     Section 3.05. Status and Conversion of Securities. By virtue of the Merger and without further act or deed on the part of any of the Parties:

          (a) TXU Gas. At the Effective Time, each share of the capital stock of TXU Gas issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) LSG. At the Effective Time, each share of the capital stock of LSG issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     Section 3.06. Dissenters' Rights; Redemption. (a) Each of TXU Gas and LSG, as the Surviving Companies of the Merger, agree to be liable for the payment of the fair value of any shares held by their respective shareholders who comply with Article 5.12 of the Texas Law relating to the rights of a dissenting shareholder.

          (b) On the Closing Date, TXU Gas shall call for redemption all of its Adjustable Rate Cumulative Preferred Stock, Series F, and shall thereafter retain sufficient cash to pay the full redemption price thereof in accordance with the terms of such shares.

     Section 3.07. Consents to Assignment. This Agreement does not constitute an agreement to assign a particular asset, right-of-way, easement, contract, agreement, Permit or Environmental Permit constituting TXU Gas Merger Assets or any claim or right or any benefit arising thereunder or resulting therefrom, except as represented and warranted herein. To the extent that the Closing of the Merger would cause TXU Gas to be in violation of a licensing or other law or of any prohibition on assignment of that particular TXU Gas Merger Asset (herein called a "Transfer Requirement"), which is represented and warranted herein to be required or as to which no such representation or warranty is required herein, TXU Gas and LSG will use Reasonable Efforts to obtain before Closing all consents, waivers, authorizations and approvals that may be asserted by any Person to be required to permit the Closing of the Merger or the allocation of the TXU Gas Merger Assets, or any claim or right or benefit arising thereunder or resulting therefrom, without violating such Transfer Requirement. Nevertheless, if despite such Reasonable Efforts, TXU Gas is unable to satisfy such Transfer Requirement asserted by any Person to be applicable to the Closing of the Merger or necessary for the allocation of any such TXU Gas Merger Asset, or any claim or right or benefit arising thereunder or resulting therefrom by Closing then: (a) from and after the Closing, TXU Gas will deliver to LSG the revenues and other benefits from, and pay the costs and expenses required to be paid with respect to, such TXU Gas Merger Asset, (b) LSG will reimburse TXU Gas for or discharge TXU Gas' obligations to the extent they are TXU Gas Merger Liabilities with respect to such TXU Gas Merger Asset, (c) upon LSG's written request, TXU Gas will enforce for the benefit of LSG at LSG's sole cost and expense, any and all rights of TXU Gas against a third party with respect to such TXU Gas Merger Asset, and (d) LSG will indemnify and hold TXU Gas harmless with respect to any TXU Gas Merger Liabilities arising with respect to such TXU Gas Merger Asset, except to the extent resulting from TXU Gas' gross negligence, willful misconduct or breach of this Agreement. Nothing in this Section 3.07 is intended to satisfy any closing condition in Section 8.01.

                                   ARTICLE IV
                   MERGER CONSIDERATION; CLOSING; ADJUSTMENTS

     Section 4.01. Acknowledgement of Consideration for Merger. Each Party acknowledges and agrees that the manner and basis of allocating and vesting the real estate, other property, liabilities and obligations of TXU Gas and LSG, as set forth in Article III, are sufficient and adequate consideration for each such Party with respect to the Merger.

     Section 4.02. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. at the offices of Hunton & Williams LLP, 1601 Bryan Street, 30th Floor, Dallas, Texas 75201 on the first
(1st) business day of the first month that is at least five (5) business days after all of the conditions to the Closing set forth in Sections 8.01 and 8.02 (other than the conditions to be satisfied on such day) have been satisfied. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The effective time of the Closing and the Merger will be at 9:00 a.m. on the Closing Date (the "Effective Time").

     Section 4.03. Closing Deliveries by TXU Gas. At the Closing, TXU Gas shall deliver or cause to be delivered to LSG:

          (a) a true and complete copy, certified by the secretary or an assistant secretary of TXU Gas, of the resolutions duly and validly adopted by the Board of Directors of TXU Gas evidencing the authorization of the execution and delivery of this Agreement and the ancillary agreements to which it is a party and the consummation of the transactions contemplated thereby;

          (b) a true and complete copy, certified by the secretary or an assistant secretary of TXU Corp. of the resolutions duly and validly adopted by TXU Corp., as TXU Gas' sole common shareholder, evidencing its consent to TXU Gas' execution and delivery of this Agreement and the ancillary agreements to which it is a party and the consummation of the transactions contemplated thereby;

          (c) a certificate of the secretary or an assistant secretary of TXU Gas certifying the names and signatures of the officers of TXU Gas authorized to sign this Agreement and the ancillary agreements and the other documents to be delivered hereunder or thereunder;

          (d) the various certificates, instruments and documents referred to in Section 8.01;

          (e) original counterparts of the Transitional Services Agreements substantially in the forms attached as Exhibits B-1, B-2, B-3 and B-4, signed by TXU Gas or TXU Gas' Affiliates;

          (f) a FIRPTA Affidavit;

          (g) a TXU Gas Parent Guaranty substantially in the form attached hereto as Exhibit C-2 together with certified authorizing resolutions; and

          (h) any other duly signed and acknowledged (if appropriate) agreements and instruments provided for in this Agreement or mutually agreeable to the Parties to effectuate the transactions contemplated hereby.

     Section 4.04. Closing Deliveries by LSG. At the Closing, LSG shall deliver or cause to be delivered to TXU Gas:

          (a) the LSG Merger Assets, as adjusted as of the time of Closing pursuant to Section 4.06 (and as determined pursuant to Section 4.06(b), the "Closing LSG Merger Assets"), by wire transfer in immediately available funds to the bank account specified by TXU Gas in writing at least one (1) business day before Closing;

          (b) a true and complete copy, certified by the secretary or an assistant secretary of LSG, of the resolutions duly and validly adopted by the Board of Directors of LSG evidencing the authorization of the execution and delivery of this Agreement and the ancillary agreements to which it is a party and the consummation of the transactions contemplated thereby;

          (c) a true and complete copy, certified by the secretary or an assistant secretary of LSG Parent of the resolutions duly and validly adopted by LSG Parent, as LSG's sole common shareholder, evidencing its consent to LSG's execution and delivery of this Agreement and the ancillary agreements to which it is a party and the consummation of the transactions contemplated thereby;

          (d) a certificate of the secretary or an assistant secretary of LSG certifying the names and signatures of the officers of LSG authorized to sign this Agreement and the ancillary agreements and the other documents to be delivered hereunder or thereunder;

          (e) the various certificates, instruments and documents referred to in Section 8.02;

          (f) original counterparts of the Transitional Services Agreements in the form attached as Exhibits B-1, B-2, B-3 and B-4, signed by LSG or LSG Parent;

          (g) any other duly executed and acknowledged (if appropriate) agreements or instruments provided for in this Agreement or mutually agreeable to the Parties to effectuate the transactions contemplated hereby.

      Section 4.05. Books and Records Transfer. TXU Gas shall deliver all Books and Records in its possession with respect to the TXU Gas Merger Assets or the Business to LSG as soon as practicable after Closing. Notwithstanding the foregoing, TXU Gas shall deliver all books of account, accounting records and operating records not later than 30 days after Closing, subject to the following provisions:

          (a) TXU Gas may retain copies of all Books and Records that are delivered to LSG;

          (b) TXU Gas may retain (with LSG to have access thereto and the right to make copies thereof) all consolidating and consolidated financial information and all other accounting Books and Records prepared or used in connection with:
(1) the preparation of financial statements of TXU Gas and/or its Affiliates and (2) the preparation and filing of any Tax Returns; and

          (c) TXU Gas is not obligated to deliver files, records or documents that (i) relate to matters or issues for which TXU Gas has retained sole responsibility, except for copies of personnel, benefit and payroll files relating to Transitioned Employees employed by LSG (that have consented to TXU Gas' delivery of such files) (copies of which TXU Gas may retain) or (ii) are protected by legal privilege claimed by TXU Gas' Affiliates as to matters unrelated to TXU Gas, provided that to the extent that such files, records or documents also contain information that is not privileged to TXU Gas' Affiliate, TXU Gas shall redact such information protected by legal privilege to the extent possible, and deliver such information in redacted form.

      Section 4.06. Preliminary Statement of Working Capital; Final Statement of Working Capital; Adjustment of LSG Merger Assets.

          (a) At Closing, the LSG Merger Assets shall be: (i) decreased by the amount (if any) by which the Pro Forma Balance Sheet Working Capital exceeds the Preliminary Working Capital; or (ii) increased by the amount (if any) by which the Preliminary Working Capital exceeds the Pro Forma Balance Sheet Working Capital; and (iii) increased by the amount of the capital expenditures paid by TXU Gas under Section 7.01(g) in excess of the Capital Expenditures Budget.

          (b) At least five (5) business days prior to the Closing Date, TXU Gas shall prepare in good faith and deliver to LSG, a statement (the "Preliminary Statement of Working Capital") estimating the Preliminary Working Capital of TXU Gas as of the Closing Date (together with supporting documentation used by TXU Gas in calculating such amounts), which shall be prepared (i) in accordance with GAAP applied on a basis consistent with the past practice of the Company, and
(ii) in a manner consistent with the Pro Forma Balance Sheet. The Parties shall use Reasonable Efforts to agree upon and, to the extent (if any) required by the Parties' agreement, revise the amounts shown on the Preliminary Statement of Working Capital not later than one (1) business day before the Closing. Any such agreement shall be without prejudice to the rights of the Parties under the other provisions of this Section 4.06. In the event the Parties are unable to agree upon the Preliminary Statement of Working Capital, they shall nonetheless be required to close based upon the Preliminary Statement of Working Capital, and any objections thereto shall be resolved in accordance with Section 4.06(c).

          (c) Within sixty (60) days after the Closing Date, TXU Gas shall prepare and deliver to LSG a draft ("Final Statement of Working Capital") setting forth the Final Working Capital (together with supporting documentation used by TXU Gas in calculating such amounts), which shall be prepared (i) in accordance with GAAP applied on a basis consistent with the past practice of the Company, and (ii) in a manner consistent with the Pro Forma Balance Sheet. If LSG has no objections to the draft Final Statement of Working Capital, such draft shall constitute the Final Statement of Working Capital. If LSG has any objections to the draft Final Statement of Working Capital, it shall deliver a detailed statement describing its objections (the "Statement of Objections") to TXU Gas within fifteen (15) days after receiving the draft Final Statement of Working Capital. TXU Gas and LSG will use Reasonable Efforts to resolve any such objections. If a final resolution is not obtained within thirty (30) days after TXU Gas has received the Statement of Objections, TXU Gas and LSG will promptly thereafter cause PricewaterhouseCoopers (the "Accounting Referee"), promptly to review this Agreement, the Statement of Objections and the disputed items or amounts for the purpose of calculating Final Working Capital. The Accounting Referee shall deliver to TXU Gas and LSG, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon TXU Gas and LSG. The cost of such review and report by the Accounting Referee shall be borne equally by TXU Gas and LSG.

          (d) In the event that it is finally resolved pursuant to Section 4.06(c) (whether by agreement of TXU Gas and LSG, or as determined by the Accounting Referee) that the amount of the Final Working Capital is less than the amount set forth in the Preliminary Statement of Working Capital, as revised prior to the Closing, then TXU Gas shall pay to LSG an amount equal to the difference between the Preliminary Working Capital and the Final Working Capital. In the event that it is finally resolved pursuant to Section 4.06(c) (whether by agreement of TXU Gas and LSG, or as determined by the Accounting Referee) that the amount of the Final Working Capital is more than the amount set forth in the Preliminary Statement of Working Capital, as revised prior to the Closing, then LSG shall pay to TXU Gas an amount equal to the difference between the Preliminary Working Capital and the Final Working Capital. Any payment required to be made by TXU Gas or LSG hereunder shall be made within five (5) days of final resolution of the amount owed (whether by agreement of TXU Gas and LSG, or as determined by the Accounting Referee) by wire transfer of immediately available funds to an account designated in writing by the Party owed such amount, together with interest at the Agreed Rate.

      Section 4.07. Allocation of Agreed Value. The Parties agree to report the federal, state and other tax consequences of the transaction contemplated by this Agreement in a manner consistent with the allocation set forth on Schedule
4.07 (the "Allocation Schedule") to be prepared in accordance with the Internal Revenue Code of 1986, as amended and applicable regulations. LSG and TXU Gas will promptly inform one another of any challenge by any Tax Authority to any allocation made pursuant to this section and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. LSG and TXU Gas agree to promptly provide the other party with any additional information and reasonable assistance required to complete Form 8594 or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF TXU GAS

         Except as set forth in the schedules attached to this Agreement, TXU Gas represents and warrants to LSG that the statements contained in this Article V are true and correct as of the date of this Agreement and that such statements, as of the Closing Date (as though made on the Closing Date), to the extent not qualified by materiality, will be true and correct in all material respects, and, to the extent qualified by materiality, will be true and correct. Disclosure of an item in any Schedule is disclosure of such item for any other purpose under this Agreement if such other purpose is reasonably apparent from the disclosure. The Schedules may be updated and revised as of the Closing Date in accordance with Section 11.09.

         Section 5.01. Organization and Corporate Power. TXU Gas is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. TXU Gas is duly qualified to do business and is in good standing in Texas, the only jurisdiction in which qualification to do business is required. TXU Gas has full power and authority to carry on its business and to execute and deliver and carry out the transactions contemplated by this Agreement. TXU Parent owns beneficially and of record all of the issued and outstanding common stock in TXU Gas. TXU Gas does not own any equity interest in any Person other than the Excluded Subsidiaries and subsidiaries of the Excluded Subsidiaries.

          Section 5.02. Authorization of Agreement and Transaction. The execution, delivery and performance of this Agreement by TXU Gas has been duly authorized by all necessary corporate action on the part of TXU Gas, and this Agreement constitutes a valid and binding obligation of TXU Gas, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles (whether considered in a proceeding at law or in equity).

          Section 5.03. No Contravention; Compliance With Law; Authorization.
(a) Neither the execution and delivery of this Agreement by TXU Gas, nor the consummation of the transactions contemplated hereby by TXU Gas will (assuming compliance with all Transfer Requirements): (i) violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under: (A) the charter or bylaws of TXU Gas, or (B) any Material Contract; (ii) except as provided in Schedule 5.03, create a default under the terms of any note or debenture of TXU Gas or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the TXU Gas Merger Assets; (iii) result in the violation of any law or order of any Governmental Authority having jurisdiction over TXU Gas or TXU Gas Parent; except, in the case of clauses
(i)(B) through (iii), where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, Claim, encumbrance, forfeiture, suspension, revocation or lien is not reasonably likely to have a Material Adverse Effect, or materially impair the ability of TXU Gas to consummate the transactions contemplated by this Agreement.

            (b) Except any Transfer Requirement identified on Schedule 5.16 and the required filings under the HSR Act, TXU Gas is not required to make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to take such action would not be material to the ownership or operation of the TXU Gas Merger Assets taken as a whole or the conduct of the Business, or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

          Section 5.04. Financial Statements. (a) TXU Gas has delivered to LSG TXU Gas' Forms 10-K containing its audited financial statements for its Fiscal Years Ended December 31, 2001, 2002 and 2003, and its Form 10-Q containing its unaudited financial statements for its first quarter ended March 31, 2004, as filed with the SEC. The audited and unaudited financial statements are referred to as the "Financial Statements". The Forms 10-K and 10-Q containing the Financial Statements are referred to as the "SEC Reports." Except as may otherwise be included in the notes thereto, the Financial Statements are true, correct and complete in all material respects and have been prepared in accordance with GAAP. The Financial Statements present fairly, in all material respects, the financial condition, the results of operations and cash flows for

TXU Gas as of and for the periods ended on their respective dates. TXU Gas is in compliance, in all material respects, with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the maintenance of an adequate system of internal controls. Deloitte & Touche LLP, which reported on the audited Financial Statements, are independent public accountants with respect to TXU Gas and its Affiliates as required by the Exchange Act and, to TXU Gas' Knowledge, are not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002.

            (b) There is no liability or obligation (whether known or unknown and whether absolute, accrued, contingent or otherwise) of TXU Gas that has a Material Adverse Effect and that is not within one or more of the following:
(i) TXU Gas Retained Liabilities, (ii) liabilities and obligations reflected in the Pro Forma Balance Sheet, (iii) liabilities and obligations arising since March 31, 2004, in the Ordinary Course of Business; (iv) liabilities and obligations relating to or arising from matters disclosed in the Schedules hereto; or (v) disclosed in any SEC Reports.

            (c) Except for actions taken in connection with this Agreement (which have not been materially adverse to TXU Gas), since March 31, 2004,
(i) TXU Gas has conducted the Business only in the Ordinary Course of Business in all material respects; and (ii) no Casualty has occurred, other than Casualties of which TXU Gas has provided notice under Section 7.10; and
(iii) no Material Adverse Effect has occurred that is continuing.

            (d) The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and (ii) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 5.05. Permits. TXU Gas owns or holds the franchises, licenses, permits, consents, certificates, approvals and authorizations of Governmental Authorities identified in Schedule 5.05 ("Permits"). The Permits, together with the Environmental Permits, are the only such items that are necessary for TXU Gas to own, lease and operate the Real Property and the Personal Property and to conduct the Business as now conducted, other than such failures that have not had a Material Adverse Effect. Each Permit is in full force and effect, and TXU Gas is in compliance with all of its obligations with respect thereto, except where the failure to be in full force and effect or to be in compliance does not have a Material Adverse Effect. To the Knowledge of TXU Gas, no event has occurred that causes, or upon the giving of notice or the lapse of time or otherwise would cause, the adverse modification, revocation or termination of any Permit, except such as in the aggregate would not have a Material Adverse Effect. All Permits shall be, subject to the Permitted Encumbrances: (i) owned or held as of the Closing by TXU Gas, and (ii) allocated by TXU Gas to LSG, assuming receipt of the consents, approvals, authorizations, and waivers identified on Schedule 5.16 applicable to such Permits.

          Section 5.06. Title to the Assets. Except as set forth in Schedule
5.06 and except for Permitted Encumbrances: (i) TXU Gas has, and at Closing LSG will obtain indefeasible title to the Real Property; and (ii) the Real Property and the Personal Property are free and clear of all Encumbrances arising by, through and under TXU Gas. Except for assets and properties disposed of in the Ordinary Course of Business, TXU Gas Excluded Assets and assets and properties used in the provision of the services under the Transitional Services Agreements, the TXU Gas Merger Assets include all of the assets and properties used by TXU Gas to conduct the Business as conducted by TXU Gas as of the date hereof.

          Section 5.07. Condition of Property. The TXU Gas Merger Assets are being delivered by TXU Gas and, at Closing, will be accepted by LSG AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES TXU GAS HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO.

          Section 5.08. Material Contracts. "Material Contracts" means those Operating Contracts that: (i) other than gas purchase or gas sales contracts, provide for receipt or payment of $300,000 or more per month; or (ii) other than gas purchase or sale contracts, provide for total payments during their remaining terms of more than $1,000,000, and that may not be terminated without payment or penalty with notice of 90 days or less; or (iii) provide for the lease of real or personal property having a fair market value of more than $1,000,000; or (iv) gas purchase or sale contracts that are not terminable within 12 months and that provide for the receipt or payment of more than $5,000,000 per year. Except as set forth in Schedule 5.08, each Material Contract is in full force and effect, except for such matters in respect of all Material Contracts that individually, or in the aggregate, are not reasonably likely to have a Material Adverse Effect. TXU Gas has in all respects performed all obligations required to be performed by it under the Material Contracts, and is not in default under any obligation of any Material Contracts, except where the failure to perform or default is not reasonably likely to have a Material Adverse Effect. To the Knowledge of TXU Gas, no other party to any Material Contract is in default thereunder. TXU Gas has not assigned to any other Person any of its rights under any Material Contract. As of the last day of May 2004, Schedule 5.08 identifies all of the gas imbalances in excess of 60,000 MMBtu owed by or to TXU Gas and arising from the Business.

          Section 5.09. Environmental Matters. Except as listed or described in Schedule 5.09:

              (a) to TXU Gas' Knowledge, the TXU Gas Merger Assets, TXU Gas' operation and ownership of the TXU Gas Merger Assets and the conduct of the Business are: (i) not in violation of any Environmental Laws, and (ii) not subject to any Claims pursuant to Environmental Laws, remedial obligations or other Environmental Liabilities and Costs under any Environmental Laws, other than such violations, Claims, obligations or other Environmental Liabilities and Costs that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

              (b) TXU Gas possesses the environmental permits and authorizations required by Environmental Laws for the operation and ownership of the TXU Gas Merger Assets and the conduct of the Business (the "Environmental Permits"), and is not in violation of the terms and conditions of such Environmental Permits, other than such violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; the Environmental Permits are listed in Schedule 5.09(b); and

              (c) TXU Gas: (i) is not subject to any consent decree, compliance order or administrative order issued pursuant to Environmental Laws or any written request for information, notice of violation, demand letter, administrative inquiry, or, to its Knowledge, any complaint or claim from any Governmental Authority pursuant to Environmental Laws; and (ii) other than TXU Gas Retained Liabilities, TXU Gas is not subject to any indemnity or other agreement with any third party related to liability under any Environmental Law relating to the TXU Gas Merger Assets, except customary environmental indemnity arrangements contained in Material Contracts; and (iii) has not received written notice under the citizen suit provision of any Environmental Law; other than such of the foregoing that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

             (d) To TXU Gas' Knowledge, there are no circumstances or conditions involving its current or former assets or operations that could reasonably be expected to result in any Claims pursuant to Environmental Laws, remedial obligations, other Environmental Liabilities and Costs under any Environmental Laws or restrictions on the ownership, operation, use or transfer of any of the TXU Gas Merger Assets pursuant to any Environmental Law except such as would be reasonably expected to not have a Material Adverse Effect.

          Section 5.10. Litigation. Except as disclosed in Schedule 5.10, there are no actions at law, suits in equity, investigations, proceedings or Claims pending (or, to the Knowledge of TXU Gas, threatened) against TXU Gas or affecting the Business or any of the TXU Gas Merger Assets before or by any federal, state, foreign or local court, tribunal, arbitrator or governmental agency or authority.

          Section 5.11. Gas Regulatory Matters. (a) TXU Gas is not subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act of 1938, as amended. TXU Gas does engage in transactions pursuant to Section 311(a) of the Natural Gas Policy Act of 1978. TXU Gas and TXU Gas Parent (and any Affiliates thereof) are exempt from the provisions of the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder, except for Section 9(a)(2) by reason of Section 3(a)(1) and Section 33 of such Act.

             (b) All filings required to be made by TXU Gas or, to TXU Gas' Knowledge, by its Affiliates with respect to the Business or the TXU Gas Merger Assets under applicable Laws have been made and are in compliance with such Laws, except as has not had or would reasonably be expected not to have a Material Adverse Effect.

             (c) TXU Gas is in compliance with all Laws applicable to the TXU Gas Merger Assets or the Business (including without limitation those applicable to TXU Gas with respect to its employees) and, to TXU Gas' Knowledge, with respect to each of its Affiliates, is in compliance with all Laws applicable to any employees whose services are primarily dedicated to TXU Gas and who will be Transitioned Employees, except as has not had or would reasonably be expected not to have a Material Adverse Effect.

          Section 5.12. Brokers' Fees. TXU Gas has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement that will be binding on LSG or the TXU Gas Merger Assets.

          Section 5.13. Foreign Investor in Real Property Tax Act (FIRPTA). TXU Gas is not a "foreign person" within the meaning of Treasury Regulations section 1.1445-2(b).

          Section 5.14. No Bankruptcy. There is no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or threatened against TXU Gas or TXU Gas Parent.

          Section 5.15. Labor Matters. TXU Gas is not, nor is any of its Affiliates with respect to Transitioned Employees, a party to, or bound by, any written or oral collective bargaining agreement or other agreement with any labor union or organization. To the Knowledge of TXU Gas, there are currently no labor disputes (other than routine individual grievances) or attempts to organize employees for collective bargaining purposes with respect to Transitioned Employees, and there is no pending or, to the Knowledge of TXU Gas, threatened unfair labor practice complaints before the National Labor Relations Board with respect to any Transitioned Employees.

          Section 5.16. Certain Transfer Requirements. Schedule 5.16 sets forth each Material Contract and each material Permit or Environmental Permit that may require a consent or other similar action by any Person as a result of the execution, delivery and performance or consummation of the transactions contemplated hereby.

          Section 5.17. Tax Matters. Except as set forth in Schedule 5.17:
(i) TXU Gas has filed (or has had filed on its behalf) all Tax Returns required to be filed, has paid all Taxes due as reflected on such Tax Returns, and, to TXU Gas' Knowledge, all such Tax Returns are complete and correct in all material respects; (ii) there is no action, suit, investigation, audit, or written Claim or assessment pending, or to TXU Gas's Knowledge, threatened, with respect to Taxes the non-payment of which could give rise to a lien upon any of the TXU Gas Merger Assets; (iii) there is not in force any waiver of any statute of limitations in respect of such Taxes, or any outstanding request for such a waiver; (iv) there is not in force any extension of time for the assessment or payment of any such Tax; and (v) there are no liens with respect to Taxes upon the TXU Gas Merger Assets except for liens for Taxes not yet due or for Taxes TXU Gas is contesting in good faith through appropriate proceedings.

          Section 5.18. Employee Benefit Plans; ERISA. Except as set forth on
Schedule 5.18, there are no pending or, to the Knowledge of TXU Gas, threatened Claims and no pending or, to the Knowledge of TXU Gas, threatened litigation with respect to any employee benefit plans of TXU Gas, other than ordinary and usual claims for benefits by participants and beneficiaries. Except as set forth in Schedule 5.18, no audit or investigation by a Governmental Authority with respect to any of such employee benefit plans is pending nor has TXU Gas received formal notice of any such audit or investigation. The TXU Thrift Plan has received one or more favorable determination letters from the Internal Revenue Service as to its tax qualified status under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended and to the Knowledge of TXU Gas, nothing has occurred that could reasonably be expected to jeopardize such tax qualified status.

          Section 5.19. Insurance. Schedule 5.19 sets forth a list of all material insurance policies presently in effect with respect to TXU Gas or TXU Gas Merger Assets. All material insurance policies covering TXU Gas or TXU Gas Merger Assets are in full force and effect in accordance with their terms, all premiums due and payable have been paid and no notice of cancellation of such polices has been received. All such insurance policies will terminate with respect to TXU Gas and TXU Gas Merger Assets at Closing as to periods after Closing.

          Section 5.20. Transactions with Affiliates. Except for the intercompany arrangements being terminated at Closing, each of which is set forth in Schedule 5.20, and except as provided in Section 5.20, TXU Gas does not have any transactions, agreements, arrangements or understandings with any officer, director, shareholder or other Affiliate of TXU Gas, and no officer, director, shareholder of TXU Gas or other Affiliate of TXU Gas other than TXU Gas has any interest in any of TXU Gas Merger Assets or any other asset required for the conduct of the Business as currently conducted, except as for assets utilized in providing the Transitional Services Agreements.

          Section 5.21. Excluded Subsidiaries. The Excluded Subsidiaries are immaterial to the Business.

                                   ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF LSG

         LSG hereby represents and warrants to TXU Gas that the statements contained in this Article VI are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made on the Closing Date).

         Section 6.01. Organization and Corporate Power. LSG is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas. LSG Parent is a corporation duly organized, validly existing in good standing under the laws of the State of Texas and the Commonwealth of Virginia and is in good standing as a corporation and is authorized to do business in all jurisdictions where the nature of its properties or business requires it. LSG and LSG Parent have full power and authority to carry on the business in which they are engaged and to execute and deliver and carry out the transactions contemplated by this Agreement.

         Section 6.02. Authority and Binding Obligations. LSG and LSG Parent have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and, with respect to LSG Parent, the LSG Parent Guaranty. The execution, delivery, and performance of this Agreement and, with respect to LSG Parent, the LSG Parent Guaranty, LSG and LSG Parent have been duly and validly authorized by all necessary corporate action and do not conflict or result in a violation or breach of the articles of incorporation and by-laws of LSG and LSG Parent. This Agreement and the LSG Parent Guaranty constitute legal, valid and binding obligations of LSG and LSG Parent, as applicable, enforceable against LSG and LSG Parent in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

         Section 6.03. Litigation. There are no lawsuits, actions, arbitrations or other proceedings pending or, to the Knowledge of LSG or LSG Parent, threatened by any Person against or affecting LSG or LSG Parent by or before any court, arbitrator or Governmental Authority which would prohibit the consummation of the transactions contemplated by this Agreement or LSG Parent Guaranty.

          Section 6.04. No Contravention Compliance With Law; Authorization.

              (a) None of the execution and delivery of this Agreement or the LSG Parent Guaranty, or the consummation of the transactions contemplated hereby or thereby will (assuming compliance with all Transfer Requirements) violate or conflict with, or result in the acceleration of rights, benefits or payments under; (i) any provision of LSG or LSG Parent's constituent documents; (ii) any statute, law, regulation or governmental order to which LSG or LSG Parent or the assets and properties of any thereof are bound or subject; (iii) any commitment to which LSG or LSG Parent is a party or by which it or any of its properties may be bound or subject; and (iv) any agreement, contract or commitment of LSG or LSG Parent to which it is a party or by which it or any of its properties may be bound or subject, except, with respect to clauses (ii), (iii) and (iv), for such violations and conflicts which will not (A) prevent or materially delay consummation of the transactions contemplated by this Agreement, and the LSG Parent Guaranty or (B) prevent LSG or LSG Parent from performing its obligations under this Agreement and the LSG Parent Guaranty.

              (b) Except for the required filings under the HSR Act or as set forth on Schedule 6.04(b), neither LSG nor LSG Parent is required to make any filing with or obtain any authorization, consent, or approval of any Governmental Authority to consummate the transactions contemplated by this Agreement.

          Section 6.05. Financial Capacity; Future Performance. LSG Parent has or will have the financial capacity to guaranty the payments and performance under the LSG Parent Guaranty. LSG Parent is not aware of any facts or circumstances that now or in the future would have a Material Adverse Effect on its financial condition, results of operations, business, properties, assets, or liabilities. LSG Parent is solvent, is not in the hands of a receiver, nor is any receivership pending, and no proceedings are pending by or against it for bankruptcy or reorganization in any state or federal court.

          Section 6.06. Funds Available. LSG or LSG Parent has sufficient cash, or firm commitments from responsible lending institutions, available lines of credit or other sources of available funds to enable LSG to make payment of any amounts to be paid by it hereunder.

                                  ARTICLE VII
                            COVENANTS AND AGREEMENTS

          Section 7.01. Joint Covenants and Agreements Pending Closing.

              (a) TXU Gas shall permit LSG and its representatives, after the date of this Agreement and before Closing to have reasonable access, during normal business hours, upon reasonable advance notice, to the TXU Gas Merger Assets and the contracts, books, records and data of TXU Gas or its Affiliates related to the TXU Gas Merger Assets, as well as employees of TXU Gas who are knowledgeable with respect to the same. Any review by LSG or its representatives pursuant to such access may include the preparation of transition plans and procedures of LSG and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of TXU Gas. All activities of LSG under this Section 7.01(a) will be conducted in accordance with all applicable laws, and LSG will indemnify and hold harmless TXU Gas and its Affiliates from and against all Losses incurred as a result of the performance of such activities.

              (b) From and after the date hereof, and until the Closing, TXU Gas shall:

                  (i) except as otherwise contemplated by this Agreement, or consented to or approved by LSG, cause the TXU Gas Merger Assets and the Business to be operated in all material respects in the Ordinary Course of Business (provided that TXU Gas is not obligated to make any capital expenditures in excess of the Capital Expenditures Budget unless LSG is obligated to reimburse TXU Gas for such expenditures under this Agreement);

                 (ii) cooperate with LSG to effect an orderly transition in the operation of the TXU Gas Merger Assets and the conduct of the Business;

                 (iii) keep LSG fully advised as to all material decisions and operating activities with respect to the TXU Gas Merger Assets and the Business that are not in the Ordinary Course of Business; and

                 (iv) without the consent of LSG (which consent will not be unreasonably withheld or delayed): (A) not sell, lease, license, grant any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of or transfer any TXU Gas Merger Assets, other than natural gas, liquids and products pursuant to existing contracts or commitments, or otherwise in the Ordinary Course of Business, (B) other than gas purchase, sale, or transportation contracts entered into in the Ordinary Course of Business (including, but not limited to monthly bids for transportation capacity, industrial contracts implementing new tariffs, monthly and daily gas purchases and, winter gas supply plan implementation), enter into any contracts, agreements, leases, licenses, commitments, sale or purchase orders that are performable after the Closing other than: (I) contracts which have terms of 60 days or less after the Closing and are entered into in the Ordinary Course of Business or (II) those which have obligations of less than $500,000 per year and are entered into in the Ordinary Course of Business, (C) amend any Material Contract, other than in the Ordinary Course of Business, (D) take no other material action (i) outside of the Ordinary Course of Business concerning the TXU Gas Merger Assets or the Business, other than such actions as are otherwise allowed under this Agreement or required by applicable law or to respond reasonably to an emergency, or (ii) that would reasonably be expected to cause the representations and warranties of TXU Gas in this Agreement as of the date hereof not to be true and correct in all material respects as of the Closing Date, or (E) not agree or commit to do any of the actions described in clauses
(A), (B), (C), or (D) herein.

              (c) LSG has or will conduct and complete a due diligence investigation of the TXU Gas Merger Assets, and will make an independent evaluation of the TXU Gas Merger Assets. LSG acknowledges that, except for the representations and warranties made in this Agreement or any certificate or instrument delivered pursuant hereto, it is not relying on any statements or representations of TXU Gas or any representative of TXU Gas concerning the condition of any of the TXU Gas Merger Assets, the present or future value of the TXU Gas Merger Assets, or the anticipated income, costs, or profits, if any, to be derived from the TXU Gas Merger Assets. Except as expressly provided in this Agreement, LSG acknowledges that TXU Gas makes no representation or warranty as to the TXU Gas Merger Assets. Except for the representations and warranties made in this Agreement or any certificate or instrument delivered pursuant hereto, LSG will rely upon its independent examination of the TXU Gas Merger Assets and its independent estimates, computations, evaluations, reports and studies based thereon. Subject only to the warranties and representations contained in this Agreement and any certificate or instrument delivered pursuant hereto, LSG must satisfy itself prior to the Closing as to the type, condition, quality and extent of the TXU Gas Merger Assets and the value thereof.

              (d) TXU Gas will reasonably cooperate with LSG for LSG to obtain licenses and permits (including, without limitation, the Permits) that it may need in order to operate the TXU Gas Merger Assets and the conduct of the Business after Closing.

              (e) LSG and TXU Gas shall cooperate with one another: (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain such actions, consents, approvals, or waivers.

              (f) Subject to the terms and conditions of this Agreement, each Party will use its Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

              (g) Without obligation, TXU Gas may make commitments for and undertake any work contemplated by the Capital Expenditures Budget attached as
Schedule 7.01(g) and any other capital projects approved by LSG.

              (h) TXU Gas shall continue to prosecute its rate case before the Texas Railroad Commission (Gas Utilities Docket No. 9400), and any rehearings, appeals or other proceedings related thereto, consistent with past practice, and shall not, without LSG's consent (which shall not be unreasonably withheld), agree to any settlement in respect thereof that is on terms less favorable than the Final Order issued by the Texas Railroad Commission in that case on May 25, 2004.

              (i) TXU Gas may terminate the affiliate agreements listed in
Schedule 5.20 to be terminated at or before the Closing.

              (j) Nothing contained in this Agreement, including (without limitation) this Section 7.01 and Section 7.04, shall require LSG to make any material payment or incur any material economic burden, dispose of any material asset or business or suffer any material detriment, including any change in the rate base, rate of return or allowed expenses applicable to the operation of the TXU Gas Merger Assets or the imposition of any other materially adverse term or condition on the ownership or operation of the TXU Gas Merger Assets or LSG or any of its Affiliates in order to obtain any consent or approval required of LSG pursuant to this Agreement.

          Section 7.02. Joint Covenants: Publicity. The Parties agree that a press release may be issued by any Party on or after the execution of this Agreement, and upon or after Closing, in either case upon prior notification to and consultation with the other Party.

          Section 7.03. Joint Covenants: Confidentiality. (a) Prior to the execution of this Agreement, TXU Gas and LSG Parent entered into a confidentiality agreement, dated May 7, 2004 (the "Confidentiality Agreement"), the provisions of which are incorporated into this Section 7.03 by reference and accepted and agreed to by LSG. If Closing occurs, the Confidentiality Agreement shall terminate upon Closing.

              (b) Unless otherwise agreed to in writing by LSG, for a period commencing on the Closing Date and terminating two (2) years after such date, TXU Gas shall (i) keep all confidential information of TXU Gas that relates to the Business (including without limitation information with respect to the identities, purchasing history and natural gas requirements of the distribution customers of the Business) confidential and not disclose or reveal any such information to any Person other than its representatives who are actively and directly participating in the transactions contemplated hereby and who need to know such information for such purpose and to cause those Persons and each of their Affiliates to observe the terms of this Section 7.03(b) and (ii) except as set forth herein, not use, or permit any Affiliate to use, such information for the transportation or distribution of natural gas to customers of the Business. Notwithstanding the foregoing, LSG acknowledges that Affiliates of

TXU Gas are currently engaged in the distribution and sale of electricity to many common customers of the Business, and use of information by an Affiliate for electric sales or distribution is not intended to be restricted. Also, Affiliates of TXU Gas are engaged in various wholesale gas trading and sales activities with respect to large industrial or commercial customers, and the terms hereof do not restrict the use of information for those purposes. In furtherance of the foregoing, but not by way of limitation, during such period TXU Gas shall not, directly or indirectly, cause or attempt to cause any of the customers or suppliers of the Business to terminate or materially reduce their business with the Business or LSG or any of its Affiliates. TXU Gas shall continue to hold all such information according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as currently applicable thereto. TXU Gas acknowledges and agrees that LSG shall be entitled, in addition to all other remedies, to injunctive relief and specific performance of this Section 7.03(b).

          Section 7.04.  Regulatory Filings; Hart-Scott-Rodino Filing.

              (a) TXU Gas and LSG and LSG Parent will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use Reasonable Efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities, including those required filings set forth on Schedule 6.04(b), required to accomplish the transactions contemplated by this Agreement.

              (b) This Agreement is subject in all respects to, and conditioned upon compliance by the Parties with, the HSR Act, to the extent that the HSR Act is applicable to the transactions contemplated by this Agreement. The Parties shall make any filings required under the HSR Act on or prior to fifteen (15) days after the date hereof and provide such information to the FTC and DOJ as is required in connection with the HSR Act as soon as practicable after a request therefor.

              (c) Each of the Parties will (i) use Reasonable Efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act,
(ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party, and (iii) cooperate with each other and use Reasonable Efforts to obtain the requisite approval of the FTC and DOJ, including without limitation (A) the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or (B) the pursuit of necessary administrative, court and other proceedings through, but not past, the trial court level).

              (d) LSG and TXU Gas will each be responsible for paying one-half the filing fees required with respect to any filing under the HSR Act.

          Section 7.05. Employment of Employees by LSG.

              (a) Offers of Employment. Prior to Closing, TXU Gas will cause its Affiliates to transfer to TXU Gas the employees employed by such Affiliates but primarily dedicated to TXU Gas. Prior to Closing, TXU Gas' Affiliates shall transfer to TXU Gas such employees not to exceed 125, as shall be consented to by LSG prior to such transfer, which consent will not be unreasonably withheld. As of the Effective Time and in connection with the transaction contemplated by this Agreement, LSG will offer to employ all employees of TXU Gas, including those transferred to TXU Gas pursuant to the preceding sentence (the "Transitioned Employees") who either are actively at work or are on vacation or bereavement leave. The effective date of LSG's offer of employment shall be each such Transitioned Employee's "Employment Commencement Date". All such offers of employment by LSG shall be unconditional, and LSG shall employ all Transitioned Employees who accept such offer of employment effective as of the applicable Employment Commencement Date. TXU Gas will terminate the employment of each Transitioned Employee who receives an offer of employment by LSG, such transition to be effective as of such Transitioned Employee's Employment Commencement Date. LSG agrees that the initial positions and base salaries of the Transitioned Employees who are employed by LSG will be comparable to the positions and base salaries held by such employees at TXU Gas immediately prior to the Closing, and that such base salaries shall not be reduced for a period of at least one year after the Closing Date. The other terms of employment and employee benefit plans applicable for the Transitioned Employees who are employed by LSG shall be comparable to similarly situated LSG (or its Affiliates') non-union gas utility employees, provided that: (i) except as otherwise provided herein, each Transitioned Employee employed by LSG (and where applicable such Transitioned Employee's dependents and beneficiaries) will be eligible immediately to participate in all employee benefit plans of LSG for which such Transitioned Employee is eligible by virtue of his/her employment by LSG without any waiting period; and (ii) each such Transitioned Employee who signs, in a timely manner, an Agreement and Release in the form attached as
Schedule 7.05(a) to this Agreement or such other forms as TXU Gas shall require ("Agreement and Release"), shall be entitled to the rights and benefits provided for under Sections 7.05(c) (relating to a minimum retention period), 7.05(d) (relating to the crediting of years of service for certain employee benefit plan purposes), and 7.05(g) (relating to special severance benefits). TXU Gas will notify LSG in writing of each Transitioned Employee who signs the Agreement and Release in a timely manner.

              (b) On-Leave Transitioned Employees. With respect to any Transitioned Employee who is on leave status, including medical (FMLA or otherwise), disability, salary continuation, sick leave, or other leave of absence, which has been approved by TXU Gas or is contemplated under its policies, such employee shall remain an employee of TXU Gas until such employee returns to work or his/her employment is otherwise terminated. If any such employee returns to work within six (6) months after the Closing Date, LSG shall promptly extend an offer of employment to such employee on the terms and conditions of employment described in this Section 7.05, and TXU at the same time shall terminate the employment of such employee. If any such employee does not return within such six (6) month period, LSG shall be under no obligation to offer employment to such employee, and such employee shall no longer be a Transitioned Employee hereunder.

              (c) Minimum Retention. LSG shall not terminate any Transitioned Employee employed by LSG who signs the Agreement and Release for a period of at least ninety (90) days following the Transitioned Employee's Employment Commencement Date for any reason other than "cause." For purposes of this provision, "cause" shall mean intentional or gross disregard of a material
LSG rule or policy relating to employee conduct, or gross misconduct resulting, in either case, in material harm to LSG, or conviction for a felony or other crime involving moral turpitude.

              (d) Years of Service Credit. Except as otherwise provided in
Section 7.05(l), each Transitioned Employee employed by LSG who signs the Agreement and Release shall receive service credit by LSG for all such Transitioned Employee's service, which was recognized by TXU Gas or its Affiliates, or by an employee plan of TXU Gas or its Affiliates, for purposes of vesting, participation, eligibility for benefits, (other than eligibility for retiree medical benefits), benefit accrual (other than benefit accrual for retiree medical benefits), optional forms of payment, and any other right, benefit or feature applicable to Transitioned Employees under each employee benefit plan, program and policy of LSG. For purposes of LSG's Pension Account Plan, "benefit accrual" shall refer only to the plan's annual allocation based on age, benefit service and eligible pay and shall not refer to opening balance credits, additional annual paycredits or transitional benefits under said Plan.

              (e) Special Provisions Applicable to Employee Welfare Benefit Plans. In addition to the provisions set forth above relating to employee benefit plans generally applicable to Transitioned Employees employed by LSG, LSG shall, or shall cause its insurance carrier(s) to: (i) waive all pre-existing condition limitations, waiting periods, insurability requirements or similar limitations relating to any employee welfare benefit plan so that each Transitioned Employee will be fully eligible to participate in each welfare benefit plan of LSG as of Closing; and (ii) grant credit toward applicable deductibles attained for each Transitioned Employee under the comparable plan of TXU Gas or its Affiliates for the year of the Closing. As soon as reasonably practical following the Closing Date, TXU Gas shall deliver to LSG a list of such Transitioned Employees participating in each welfare benefit plan, together with each such Transitioned Employee's co-payment, deductible and out-of-pocket payment amounts under each such plan.

              (f) Special Provisions Relating to LSG 401(k) Plan. In addition to the provisions set forth above relating to employee benefit plans generally applicable to Transitioned Employees employed by LSG, LSG shall insure that its 401(k) plan shall permit, in accordance with applicable law, direct trustee-to-trustee transfers and rollovers, as contemplated under Section 402(c) of the Internal Revenue Code of such Transitioned Employees' TXU Thrift Plan account balances, including all outstanding loans made under such plan. To the extent that rollover amounts consist of outstanding loans, TXU Gas shall cause the trustee of the TXU Thrift Plan also to transfer to the trustee of the LSG 401(k) plan the promissory notes, payroll deduction authorizations for installment loan payments and related documents evidencing such loans.

              (g) Severance Plan. With respect to each Transitioned Employee employed by LSG who signs the Agreement and Release, LSG shall, in addition to the special terms provided for herein, provide such Transitioned Employee with severance benefits at least equal to those benefits set forth in Schedule 7.05(g), in the event that LSG terminates such Transitioned Employee following the ninetieth (90th) day of, and within the eighteen (18) month period after, the Closing for any reason other than cause (as defined above).

               (h) Employee Appliance Purchase and Energy Conservation Programs. LSG acknowledges that with respect to each Transitioned Employee employed by LSG who at the time of Closing is participating in the TXU Gas programs providing employee purchase assistance and financing for energy-efficient household appliances through payroll withholding by TXU Gas of payments under such programs, LSG shall continue such payroll withholding on the same terms and conditions and shall periodically transmit the amounts so withheld to the appropriate parties as provided for under such programs. TXU Gas will deliver all documents and endorse all such appliance-program notes in favor of LSG.

              (i) LSG Acknowledgement. LSG acknowledges that the terms of this Agreement as they apply to Transitioned Employees employed by LSG who executes the Agreement and Release are being relied upon, in part, by such Transitioned Employees and TXU Gas as consideration for the Agreement and Release.

              (j) Transitioned Employee Data. Prior to the date hereof, TXU Gas has delivered to LSG a list of the persons who would have been Transitioned Employees had the Closing Date occurred on June 1, 2004, showing the following information for each such person: (i) the name of each employee and date of birth; (ii) the name of his or her current employer; (iii) his or her current base salary; (iv) his or her hire date, any rehire date (if applicable) and years of service credit for the purposes set forth in Section 7.05(c); (v) his or her then-current position and job title; and (vi) whether such employee is on authorized leave of absence and the general nature of such leave of absence. TXU Gas shall update such list periodically prior to the Closing Date, in each case assuming the Closing had occurred on such date, and shall deliver such updated lists to LSG.

             (k) Flexible Benefits Plan Transfers. As soon as reasonably practical following the Closing Date, TXU Gas shall cause the transfer to LSG's flexible benefits plan any credit balance in the dependent care spending account under TXU Gas' cafeteria plan of any Transitioned Employee employed by LSG and the net aggregate credit or debit balance in the health care spending accounts under TXU Gas' cafeteria plan of all Transitioned Employees employed by LSG. On the Closing Date, TXU Gas shall provide to LSG a list of Transitioned Employees employed by LSG who have elected to participate in the health care or dependent care spending accounts under the cafeteria plan maintained by TXU Gas, together with such employees' elections made prior to the Closing Date with respect to such accounts, and balances standing to their credit or debit as of the Closing Date, and a statement of aggregate expenses reimbursed from the plan for each such Transferred Employee during the current plan year. LSG agrees to administer such accounts (consistent with the terms of the flexible benefits plan applicable to LSG's employees) such that such Transferred Employees will be able to defer compensation (in accordance with the terms of the applicable LSG plan) and to submit claims against such accounts within the time period permitted by applicable law.

             (l) Retiree Medical Asset Transfer. In the event TXU Gas and LSG shall mutually agree, in lieu of excluding Transitioned Employees' service credit for eligibility and benefit accrual for retiree medical benefits as provided for in Section 7.05(d), each Transitioned Employee employed by LSG who signs the Agreement and Release shall receive service credit by LSG for all such Transitioned Employee's service which was recognized by the retiree medical plans of TXU Gas or its Affiliates for eligibility for retiree medical benefits and benefit accrual for retiree medical benefits. If service credit is received as provided in this Section 7.05(l), then as soon as possible following the Closing Date, but in no event later than 30 days following the later of the Closing Date or other establishment of any necessary LSG Post-Retirement Trusts (as defined below), TXU Gas shall cause the amount calculated as provided herein to be transferred to LSG, through the transfer from the trusts or other vehicles ("TXU Gas Post-Retirement Trusts") funding the post-retirement medical benefits (the "Post-Retirement Benefits") provided by TXU Gas for all Transitioned Employees to the trust or trusts established or maintained by or for the benefit of LSG employees ("LSG Post-Retirement Trusts") for the funding of post-retirement medical benefits. The amount to be transferred shall be equal to the amount of the accumulated post-retirement benefit obligation for the Transitioned Employees which has been funded under the TXU Gas Post-Retirement Trusts, as determined by the actuaries for TXU Gas in accordance with Statement of Financial Accounting Standards No. 106, and reviewed by LSG's actuaries. TXU Gas agrees to provide LSG with the necessary information for its actuaries to calculate the initial accumulated post-retirement benefit obligation for the Transitioned Employees on the basis of (i) each Transitioned Employee's actual age and appropriate service as of the Closing Date, and (ii) the benefits and contribution levels as in effect as of the Closing Date applicable to LSG's active employees retiring after the closing date under LSG's plan providing Post-Retirement Benefits.

       Section 7.06. Affiliate Agreements. Before Closing, TXU Gas may enter into the agreements and other arrangements with its Affiliates related to the shared use of certain facilities and shared services, all as described in
Schedule 7.06.

       Section 7.07. Books and Records: Access to Employees. Each of TXU Gas and LSG shall make available to the other Party and its representatives, information and employees of such Party necessary or reasonably deemed desirable by such Party in preparing its Tax Returns, financial statements, conducting any audits in connection therewith, and asserting or defending any Claims.

       Section 7.08. Further Assurances; License. (a) At the Closing and from time to time after the Closing: (i) TXU Gas, at the reasonable request of LSG and without further consideration, shall promptly execute and deliver to LSG such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action as may reasonably be requested by LSG to more effectively sell, convey, assign and transfer title to and vest title in LSG or to put LSG in possession of the TXU Gas Merger Assets, and (ii) LSG, at the request of TXU Gas and without further consideration, shall promptly execute and deliver to TXU Gas such certificates and other instruments of assumption, and take such other action, as may reasonably be requested by TXU Gas, to more effectively confirm and effect the assumption by LSG of the TXU Gas Merger Liabilities.

             (b) Provided that such use does not interfere with the business of TXU Gas' Affiliates, and subject to the applicable Affiliate's written consent which may not be unreasonably withheld (but which may be conditioned upon the provision of insurance coverage and other customary terms of use), TXU Gas shall cause each of its Affiliates to grant to LSG a non-exclusive, perpetual, paid-up, limited license to use any right-of-way or easement, whether or not currently in writing or recorded, upon which their respective assets are located or upon which pipelines, pipes, gas lines, or other facilities of LSG as a surviving company are located, for the continued use, operation and replacement of such pipelines, pipes, gas lines and other facilities of TXU Gas currently located on such properties.

       Section 7.09. Notices of Certain Events. LSG and TXU Gas shall each promptly notify the other Party hereto of:

             (a) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (b) any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement or the TXU Gas Merger Assets;

             (c) any Claim commenced or, to its Knowledge, threatened against, relating to, or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to any provision of this Agreement, or that relate to the consummation of the transactions contemplated by this Agreement; and

             (d) any of the following: (i) the discovery by such Party that any representation or warranty of any Party contained in this Agreement is untrue or inaccurate in any material respect, or (ii) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or incorrect in any material respect as of the date made, and (iii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

       Section 7.10. Casualty Loss or Condemnation.

             (a) If, before Closing, any party of the TXU Gas Merger Assets are damaged or destroyed by fire or other casualty, or if any part of the TXU Gas Merger Assets are condemned, or if proceedings are filed for condemnation or under the right of eminent domain, the result of which will have a Material Adverse Effect (any of such being a "Casualty"), TXU Gas will promptly inform LSG. As soon as practicable following any Casualty, TXU Gas will provide to LSG a detailed written estimate from an independent third party appraiser mutually acceptable to TXU Gas and LSG ("Casualty Estimate") setting forth the estimated amount required to repair or replace the damaged TXU Gas Merger Asset and the estimated time period for completion of such repair or replacement.

             (b) Concurrently with the delivery of a Casualty Estimate, TXU Gas will notify LSG whether TXU Gas elects: (i) to repair or replace the damaged
TXU Gas Merger Asset, or (ii) to offer to accept a reduction in the LSG Merger Assets by an amount equal to the Casualty Estimate. TXU Gas will have no obligation to repair the damaged TXU Gas Merger Asset as a result of such Casualty, but if TXU Gas elects to repair or replace the damaged TXU Gas Merger Asset, TXU Gas shall promptly commence and diligently proceed to complete the repair or replacement of the damaged TXU Gas Merger Asset at its cost in a good and workmanlike manner (in a manner consistent with the condition of the TXU Gas Merger Asset immediately prior to the Casualty).

             (c) If TXU Gas elects to repair or replace such TXU Gas Merger Assets, but TXU Gas has not completed the repair or replacement (and TXU Gas shall have used Reasonable Efforts to do so) at the time when all other conditions to the respective obligations of the Parties to consummate the transaction contemplated under this Agreement have been or are reasonably expected to be met, the Parties may, subject to Section 7.10(d), close the transactions contemplated hereby and, in such event, TXU Gas will complete the repair or replacement after the Closing. LSG will provide TXU Gas and its contractors access to the TXU Gas Merger Assets as reasonably necessary to complete the repairs.

             (d) If a Casualty occurs, TXU Gas may extend the date for Closing for up to 90 days beyond the Termination Date if it elects to repair or replace the damaged or destroyed TXU Gas Merger Asset, is using Reasonable Efforts to effect such repair or replacement, but is unable to complete such repair or replacement by the Termination Date; provided that the period of such extension may not be greater than reasonably required to effect such repair or replacement. If TXU
Gas elects not to repair or replace the damaged TXU Gas Merger Asset or fails to repair or replace it within the time provided, LSG shall have the right to terminate this Agreement by written notice.

       Section 7.11. Signs. Within six (6) months after Closing, LSG shall remove all marks on signs and other markers from any of the TXU Gas Merger Assets bearing the name of TXU Gas or any derivative thereof, and change the color of any TXU Gas Merger Assets that are painted with the TXU Gas proprietary colors described on Schedule 7.11 hereto. Within six (6) months after Closing, TXU Gas and its Affiliates shall remove all marks on signs and other markers from any of their assets bearing the name of Lone Star Gas or any derivative thereof.

       Section 7.12. LSG Parent Guaranty. Concurrently with the execution of this Agreement, LSG Parent will deliver to TXU Gas a fully-executed guaranty of LSG Parent, in the form attached hereto as Exhibit C-1 (the "LSG Parent Guaranty").

       Section 7.13. Tax Matters.

             (a) TXU Gas and LSG will provide each other with assistance and information relating to the TXU Gas Merger Assets as may reasonably be requested in connection with the preparation of any Tax Returns, audit or other examination by any Tax Authority relating to liability for Taxes, and will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination. LSG and TXU Gas will retain, until the expiration of the applicable statute of limitations (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to the TXU Gas Merger Assets for Tax periods or portions thereof ending on or prior to the Closing Date.

             (b) TXU Gas and LSG agree to utilize, or cause their respective Affiliates to utilize, the procedure set forth in Treasury Regulation Section 31.3121(a)(1)-1(b) with respect to wage reporting.

             (c) LSG shall prepare and file, or cause to be filed, all Tax Returns with respect to Transfer Taxes and all Tax Returns for Taxes (other than Taxes measured by net income) attributable to TXU Gas' or LSG's ownership of the TXU Gas Merger Assets and due after the Effective Time.

             (d) TXU Gas will provide LSG all reasonable data, records and assistance necessary to ensure that the treatment of the transactions contemplated by this Agreement for regulatory rate purposes will not constitute a violation of the normalization provisions under Section 168(i) of the Internal Revenue Code of 1986, as amended, including without limitation attending and participating in any relevant regulatory hearings or other proceedings.

       Section 7.14.  Other Information.

             (a) Until the Closing Date, TXU Gas shall deliver to LSG within forty five (45) days after the end of each month a correct copy of the balance sheet and statement of income for such month and the portion of the current fiscal year then ended prepared in a manner and containing information consistent with its current practices. TXU Gas shall deliver to LSG within ten (10) days of filing with the SEC, its quarterly, unaudited Financial Statements.

             (b) At the reasonable request of LSG, and at LSG's expense, TXU Gas will use its Reasonable Efforts to provide LSG and its Affiliates financial statements and related information for the TXU Gas Merger Assets which may include: (i) an audited balance sheet as may be required or, in the judgment of LSG, advisable to be filed by LSG Parent in accordance with Regulation S-X under the Securities Act of 1933, as amended, and related statements of income and cash flows for each of its then three most recent fiscal years,
(ii) unaudited interim consolidated financial statements (including balance sheet and statements of income and cash flows) for later interim periods, and
(iii) other financial information (including without limitation adjusted historical financial statements), in each case as may be required or advisable for filings with the Securities and Exchange Commission in compliance with Regulation S-X in connection with or on account of the transactions contemplated hereby.

             (c) At the request of LSG, TXU Gas will use its Reasonable Efforts to obtain the consent of Deloitte & Touche LLP, its independent accountants, to LSG's and LSG Parent's use of the financial statements referred to in this
Section 7.14 in filings with the Securities and Exchange Commission by LSG
Parent.

                                  ARTICLE VIII
              CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CLOSE

       Section 8.01. Conditions to the Obligations of LSG. The obligation of LSG to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived by LSG, in whole or in part):

             (a) All of TXU Gas' representations and warranties in Article V, and all of the TXU Gas Parent's representations and warranties in the TXU Gas Parent Company, that are not qualified by materiality must be true and correct in all material respects, and those that are qualified by materiality must be true and correct, in each case, at and as of the date hereof and the Closing Date;

             (b) TXU Gas must have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

             (c) TXU Gas must have delivered a certificate to LSG which certifies that TXU Gas has satisfied conditions (a) and (b) above;

             (d) TXU Gas must have satisfied or provided for the satisfaction of the debt and other obligations identified in Schedule 8.01(d);

             (e) No action, suit or proceeding is pending by or before any court or quasi-judicial or administrative agency or other Governmental Authority, and no action, suit or proceeding has been threatened in writing by the Texas Railroad Commission or by any municipality served by TXU Gas in which TXU Gas distributed in excess of 3 Bcf in 2003, if the unfavorable injunction, judgment, order, decree or ruling filed or threatened (as applicable) would prevent the consummation of any of the transactions contemplated by this Agreement, or would cause such transactions to be rescinded following consummation, or would materially and adversely affect the right of LSG to own or operate the TXU Gas Merger Assets, or the continued conduct the Business by LSG in all material respects as currently conducted by TXU Gas;

             (f) The Transfer Requirements identified in Schedule 8.01(f) and the approvals contemplated by Schedule 6.04(b) shall have been obtained in form and substance reasonably satisfactory to LSG; and

             (g) No Material Adverse Effect has occurred since the date hereof that is continuing.

       Section 8.02. Conditions to the Obligations of TXU Gas. The obligation of TXU Gas to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived by TXU Gas, in whole or in part):

             (a) All of LSG's representations and warranties as set forth in
Article VI, and all of the LSG Parent's representations and warranties in the LSG Parent Guaranty, that are not qualified by materiality must be true and correct in all material respects, and those that are qualified by materiality must be true and correct, in each case, at and as of the date hereof and the Closing Date;

             (b) LSG must have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

             (c) LSG must have delivered certificates to TXU Gas that certify that LSG has satisfied conditions (a) and (b) above; and

             (d) No action, suit or proceeding is pending by or before any court or quasi-judicial or administrative agency or other Governmental Authority, and no action, suit or proceeding has been threatened in writing by the Texas Railroad Commission or by any municipality served by TXU Gas in which TXU Gas distributed in excess of 3 Bcf in 2003, if the unfavorable injunction, judgment, order, decree or ruling filed for or threatened (as applicable) would prevent the consummation of any of the transactions contemplated by this Agreement, or would cause such transactions to be rescinded following consummation, or would adversely affect the right of TXU Gas to allocate the TXU Gas Merger Assets and the TXU Gas Merger Liabilities to LSG under the terms of this Agreement.

                                   ARTICLE IX
                         INDEMNIFICATION AND ASSUMPTION

       Section 9.01. By TXU Gas. Subject to the terms and conditions of this
Section 9.01, TXU Gas shall indemnify and defend LSG, its Affiliates and their respective directors, officers, employees, contractors, agents and other representatives (each such Person being herein called a "TXU Gas Indemnified Party", and all such Persons being collectively herein called the "TXU Gas Indemnified Parties") against, and hold each TXU Gas Indemnified Party harmless from, any loss, diminution in value, liability, damage, cost, expense, action, award, suit, proceedings, hearing, investigation, charge, complaint, Claim, demand, injunction, judgment, order, decree, ruling, taxes, or liens (including reasonable costs of defense and investigations, settlements, and fees, and further including court costs and reasonable attorneys' and witness fees) or penalties or fines (collectively, "Losses") that such TXU Gas Indemnified Party incurs to the extent arising out of or resulting from any of the following, and in each case whether known or unknown (collectively, the "TXU Gas Indemnified Liabilities"):

             (a) the failure of any of the representations and warranties of TXU Gas contained in this Agreement to be true and correct as of the date made (including the Closing Date for those representations and warranties that are also made as of the Closing Date);

             (b) the failure of TXU Gas to perform any covenant of TXU Gas in this Agreement; and

             (c) the TXU Gas Retained Liabilities.

       Section 9.02.  Environmental Indemnity.

             (a) Subject to the terms and conditions of this Section 9.02, TXU Gas will indemnify LSG for all Environmental Liabilities and Costs arising with respect to any TXU Gas Merger Asset as a result of any action, fact, circumstance or condition to the extent existing or occurring on or before the Effective Time, but excluding all Environmental Liabilities and Costs arising from the existence of non-friable asbestos and asbestos-containing materials (to the extent the same do not violate Environmental Laws) and any post-Closing activity that disturbs asbestos or asbestos-containing materials. The foregoing are referred to as the "Environmental Matters".

             (b) The indemnity provided in this Section 9.02 only applies to Qualifying Claims. A "Qualifying Claim" is a Claim for which LSG provides a Claim Notice for indemnity before the third anniversary of the Closing Date, and for which the aggregate of the Environmental Liabilities and Costs exceed $1 million. TXU Gas has no indemnity obligations with respect to any Environmental Matter if the aggregate of the Environmental Liabilities and Costs is less than $1 million, and any costs associated therewith will not be included in calculating any deductible under this Section 9.02.

             (c) TXU Gas has no indemnity obligation with respect to any Qualifying Claim until the aggregate of the Environmental Liabilities and Costs with respect to all Qualifying Claims exceeds $10 million, and then only with respect to sums in excess of $10 million.

             (d) TXU Gas will indemnify LSG for 50% of the Environmental Liabilities and Costs incurred with respect to Qualifying Claims in excess of $10 million, and 100% of the Environmental Liabilities and Costs in excess of $20 million, subject to the limit on TXU Gas' indemnity obligation set forth in
Section 9.03.

             (e) TXU Gas' indemnity obligations with respect to any Environmental Liabilities or Costs will terminate with respect to any Environmental Matter for which a Claim Notice is not provided within the 3-year period, but the termination of the 3-year period will not relieve TXU Gas' indemnity obligations with respect to any Qualifying Claim for which a Claims Notice for a bonafide Claim was given before such date.

             (f) The indemnity provided by this Section 9.02 shall not affect the allocations of liabilities (and any related indemnities) associated with the TXU Gas Excluded Assets or the TXU Gas Retained Liabilities, and the payments of Losses in respect thereof shall not constitute a credit against amounts otherwise payable by TXU Gas under this Section 9.02.

             (g) The indemnity provided by this Section 9.02 shall not apply to the matters listed on Schedule 5.09.

       Section 9.03. Limitations. TXU Gas shall not be liable under Section 9.01(a) unless the aggregate amount of Losses with respect to such matters exceeds $15 million, and then only with respect to the Losses over that amount, and TXU Gas' maximum liability under Section 9.01(a) and Section 9.02 will never exceed 10% of the LSG Merger Assets. The limitations in this Section 9.03(a) will not, however, apply to breaches of the representations in Sections 5.01, 5.02, or 5.03(a)(i)(A), and will not limit damages for fraud.

             (b) LSG shall not be liable under Section 9.04(a) unless the aggregate amount of Losses with respect to such matter exceeds $15 million, and then only with respect to the Losses over that amount, and LSG's maximum liability under Section 9.04(a) will never exceed 10% of the LSG Merger Assets. The limitations in this Section 9.03(b) will not, however, apply to breaches of the representations in Sections 6.01, 6.02, or 6.04(a)(i)(A), and will not limit damages for fraud.

             (c) A limitation on indemnification provided in this Section 9.03 as to any matter will not apply to reduce the amount of indemnity otherwise applicable to such matter. For the purposes of this Article IX, once a determination has been made that a specific breach of a representation, warranty, covenant or agreement has occurred for purposes of the indemnification obligation hereunder, the calculation of Losses with respect to such specific breach shall be made without regard to any limitation or qualification as to materiality or Material Adverse Affect set forth in such representation, warranty, covenant or agreement.

       Section 9.04. By LSG. Subject to the terms and conditions of this
Section 9.04, LSG shall indemnify and defend TXU Gas and its Affiliates, and each of their respective directors, officers, employees, contractors, agents and other representatives (each such Person being herein called a "LSG Indemnified Party", and all such Persons being collectively herein called the "LSG Indemnified Parties") against, and hold each LSG Indemnified Party harmless from, any Losses that such LSG Indemnified Party incurs to the extent arising out of or resulting from any of the following, and in each case whether known or unknown (collectively, the "LSG Indemnified Liabilities"):

             (a) the failure of any of the representations and warranties of LSG contained in this Agreement to be true and correct as of the date made (including the Closing Date for those representations and warranties that are also made as of the Closing Date);

             (b) the failure of LSG to perform any covenant of LSG in this Agreement; and

             (c) the TXU Gas Merger Liabilities.

       Section 9.05. Express Negligence Rule. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION, REGARDLESS OF WHETHER THE
LOSS OR CLAIM GIVING RISE TO THE INDEMNIFICATION OBLIGATION IS THE RESULT OF
THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION
OF ANY LAW OF OR BY THE INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

       Section 9.06. Notice of Claim. For purposes of this Article IX, the term "Indemnifying Party" when used in connection with a particular Claim means the Party having an obligation to indemnify another party with respect to such Claim pursuant to this Article IX, and the term "Indemnified Party" when used in connection with a particular Claim means the party having the right to be indemnified with respect to such Claim by another Party pursuant to this Article IX.

             (b) Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article IX, such Indemnified Party will provide notice thereof in writing to the Indemnifying Party (a "Claim Notice") specifying the nature and specific basis for such Claim and a copy of all papers served with respect to such Claim
(if any). For purposes of this Section 9.06(b), receipt by a Party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a Party to this Agreement which gives rise to a Claim on behalf of such Party constitutes the discovery of facts giving rise to a Claim by it and the Party must give prompt notice of the receipt of such matter as provided in the first sentence of this
Section 9.06(b); provided that, the failure to give notice in a timely manner as required will not negate or otherwise affect the indemnification obligation of the Indemnifying Party except: (i) to the extent, if any, the Indemnifying Party is actually prejudiced by the failure to give such timely notice, and
(ii) as provided in Section 9.09. Each Claim Notice must set forth a reasonable description of the Claim and must contain a statement to the effect that the Indemnified Party giving the notice is making a claim and formal demand for indemnification under this Article IX.

       Section 9.07. Third Party Claims. (a) If any third Person notifies an Indemnified Party with respect to any matter that gives rise to a claim for indemnification against the Indemnifying Party under this Article IX, then the Indemnified Party shall promptly transmit to the Indemnifying Party a Claim Notice relating to such Third Party Claim. The failure to give notice in a timely manner as required by the preceding sentence will not negate or otherwise affect the indemnification obligation of the Indemnifying Party except: (i) to the extent, if any, the Indemnifying Party is actually prejudiced by the failure to give such timely notice, and (ii) as provided in Section 9.09. Prior to the expiration of the 45-day period following the Indemnifying Party's receipt of such notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party: (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX, with respect to such Third Party Claim; and (ii) whether the Indemnifying Party elects, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

             (b) If an Indemnifying Party notifies an Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article IX and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, and the Indemnifying Party must prosecute the proceedings to a final conclusion or settle the proceedings at the discretion of the Indemnifying Party in accordance with this Section 9.07(b). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, without the consent of the Indemnified Party, the Indemnifying Party may not admit or stipulate the liability of any Indemnified Party or bind a party to an injunction or any material future obligation or restriction. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel at the Indemnifying Party's expense in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party has the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.07(b) and shall bear its own costs and expenses with respect to any such participation.

             (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 9.07 above, the Indemnified Party may defend itself against the Third Party Claim in any manner it reasonably may deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld), unless the Indemnified Party waives indemnification with respect to the Third Party Claim so settled and adjudicated.

       Section 9.08. Subrogation. If any Indemnified Party has a right against a third party (other than an insurance provider of the Indemnified Party and its Affiliates) with respect to any Losses paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

       Section 9.09. Exclusive Remedies; Survival of Representations and Warranties; Limitation of Certain Liabilities.

             (a) The Parties: (i) agree that only actual damages shall be recoverable under this Agreement and (ii) hereby waive any right to recover special, punitive, consequential, incidental or exemplary damages, except to the extent any such Party suffers such damages to an unaffiliated third party in connection with a Third Party Claim, in which event such damages shall be recoverable; provided that the foregoing shall not limit a Party's ability to recover damages for diminution in value as an element of actual damages, whether involving a direct claim against such Party or by an unaffiliated third party. Notwithstanding anything to the contrary in this Agreement (other than Section 7.03(b)), the indemnification provisions of this Agreement shall be the exclusive remedies for any Claim based upon this Agreement or the transactions described herein following Closing except for fraud. In furtherance of the foregoing, and subject to such exceptions, all other remedies available at law or in equity, in tort, contract or otherwise are hereby waived, released and discharged by each Party.

             (b) Notwithstanding anything to the contrary in this Agreement, neither Party has any indemnification obligation under this Agreement arising from the failure of a representation or warranty made by such Party unless the Claim Notice relevant thereto is delivered to the Indemnifying Party prior to the end of any survival period with respect to such representation and warranty as set forth in Section 9.09(c).

             (c) Except as provided below, each Party's representations and warranties set forth in this Agreement and any certificate or instrument delivered in connection herewith shall survive the Closing and any investigation by the Parties and, except for the representations and warranties pursuant to

Sections 5.01, 5.02, 5.03(a)(i)(A), 6.01, 6.02 and 6.04(a)(i)(A), terminate on the date which is fifteen (15) months after the Closing Date. After termination, a Party may not bring any action or present any Claim for a breach of any such representation or warranty. However, a Party's rights to indemnity will not expire with respect to a bona fide Claim properly asserted in writing before the date which is fifteen (15) months after the Closing Date. The representations and warranties pursuant to Sections 5.01, 5.02, 5.03(a)(i)(A), 6.01, 6.02 and 6.04(a)(i) and the covenants and obligations of the Parties under this Agreement survive the Closing without limitation.

                                   ARTICLE X
                                   TERMINATION

       Section 10.01. Termination Events. This Agreement may be terminated by written notice given prior to or at the Closing, such termination to be effective as of the time and date of the other Party's receipt thereof:

             (a) by any Party 30 days after giving written notice to the other Parties of a material breach of any provision of this Agreement, if the breach has not been cured or waived;

             (b) by mutual consent of the Parties;

             (c) by LSG pursuant to Section 7.10; or

             (d) by any Party if the Closing has not occurred on or before December 31, 2004, subject to Section 7.10.

       Section 10.02. Effect of Termination. The following provisions apply if this Agreement is terminated:

             (a) If the conditions to the Closing set forth in Section 8.02 have been satisfied or waived and TXU Gas fails to close for any reason except pursuant to an express right as set forth herein, LSG will be entitled to exercise all rights and remedies available at law or in equity as a result of such wrongful termination; subject, however, to any applicable provisions of
Section 9.08.

             (b) If the conditions to the Closing set forth in Section 8.01, other than the receipt of the approvals listed in Schedule 6.04(b), have been satisfied or waived, and LSG fails to close the transactions contemplated by this Agreement before December 31, 2004 for any reason except pursuant to an express right as set forth herein, LSG shall pay TXU Gas $15 million. The failure of LSG to close because of the failure to receive the approvals on
Schedule 6.04(b) will not relieve LSG's payment obligations under this Section. Such payment will be promptly paid by wire-transfer of immediately available funds immediately upon demand by TXU Gas and without any right of setoff. Upon payment by LSG (or LSG's designee) of such amount, LSG will be fully released and discharged from any liability or obligation resulting for its failure to close the transactions contemplated by this Agreement.

             (c) The Parties agree that the provisions of this Section 10.02 will survive any termination of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

       Section 11.01. Entire Agreement. This Agreement, including all exhibits and schedules hereto, supersedes any and all other agreements, oral or written, between the Parties with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the transactions contemplated hereby.

       Section 11.02. No Reliance on External Representations. LSG acknowledges that, in determining whether to consummate the transactions described in this Agreement, it has not relied on any representation, warranty or other statement of TXU Gas, or any officer, director, employee, representative or agent of TXU Gas, other than those representations, warranties and statements set forth in this Agreement (including the exhibits and schedules hereto), and the certificates and other instruments delivered pursuant to this Agreement. TXU Gas shall have no liability to LSG or any other Person, resulting from the distribution to LSG, or LSG's use of, any such information relating to TXU Gas, or prepared by or on behalf of TXU Gas, and supplied to LSG before the date hereof, or any information, documents or materials made available to LSG in any data rooms, any presentation or in any other form relating to the business of TXU Gas in connection with the transactions contemplated hereby, except for the representations, warranties and statements set forth herein or in such certificates or other instruments.

       Section 11.03. Amendments. This Agreement may only be amended in writing signed by LSG and TXU Gas.

       Section 11.04. Waivers. The delay or failure of a Party to exercise any right or to insist on performance of any obligation is not a waiver of that right or obligation, or any similar right or obligation. Waivers are only effective if in writing.

       Section 11.05. Parties in Interest. This Agreement is binding upon and will inure to the benefit of the Parties hereto and may not be assigned by any Party, without the prior written consent of the other Parties. Except as expressly provided otherwise in this Agreement, no Person other than the Parties to this Agreement have any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision of this Agreement. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of LSG Parent from and after the date LSG merges into LSG Parent.

       Section 11.06. Notices. All notices, consents, waivers and other communications to be given or made hereunder by any Party to the other Parties ("Notices") must be in writing and: (i) delivered by hand, (ii) mailed by certified mail, postage prepaid, return receipt requested, (iii) sent by telecopy or facsimile transmission, answer back requested, or (iv) sent by express mail, Federal Express, or other express delivery service or courier service, to each Party at its address or telecopy number set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

         If to TXU Gas:

         TXU Gas Company
         Energy Plaza
         1601 Bryan, Suite 4200
         Dallas, TX 75201-3411
         Tel. (214) 486-4690
         Facsimile (214) 486-4235
         Attention:  Mike McCall, President

         with copies to:

         Hunton & Williams LLP
         Energy Plaza
         1601 Bryan, 30th Floor
         Dallas, Texas 75201
         Tel: (214) 979-3000
         Facsimile: (214) 880-0011
         Attention:  Joe A. Davis


         If to LSG:

         LSG Acquisition Corporation
         5430 LBJ Freeway, Suite 1800
         Dallas, Texas 75240-2601
         Tel:  972-855-3716
         Facsimile:  972.855.3080
         Attention:  Louis P. Gregory

         with copies to:

         Gibson, Dunn & Crutcher LLP
         2100 McKinney Avenue, Suite 1100
         Dallas, Texas 75201-6911
         Tel:  214-698-3100
         Facsimile:  214-571-2900
         Attention:  Irwin F. Sentilles, III

Notices are be effective: (i) if delivered in person or by courier, upon receipt at the address referred to above by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received; provided, however, if the transmission is not received during normal business hours on a business day, the notice will be effective as of the next succeeding business day, or (iii) if mailed, the date of delivery as shown by the return receipt therefor. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

       Section 11.07. Costs. Each party will bear its own fees and expenses incurred in connection with the transactions described in this Agreement except as otherwise provided herein.

       Section 11.08. Governing Law and Jurisdiction. This Agreement is governed by and will be construed in accordance with the laws of the State of Texas. Venue for any action arising from this Agreement is proper only if filed in Dallas County, Texas. Each Party submits to the jurisdiction of courts in Dallas County, Texas, without waiving the right to remove to federal court in Dallas County if removal is otherwise proper.

       Section 11.09. Incorporation of Exhibits and Schedules; Amendment of Schedules. The annexes and schedules attached to the Agreement or identified in this Agreement are incorporated by this reference and are a part of the Agreement for all purposes. LSG and TXU Gas will, promptly upon becoming aware of any fact, matter, circumstance or event, which fact, matter, circumstance or event arose either (i) on or prior to the date hereof or (ii) after the date hereof but prior to the Closing, in any case, requiring supplementation or amendment of the schedule provided by the Parties attached hereto, supplement or amend such schedules to this Agreement to reflect any fact, matter, circumstance or event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such schedules which were or have been rendered inaccurate thereby. If Closing occurs, all supplements and amendments to the schedules provided by the Parties are effective for all purposes, including to (i) amend or supplement the representations and warranties (and corresponding schedules) made as of the date hereof, and (ii) for the purpose of determining (A) satisfaction of the conditions set forth in Section 11.09 hereof, and (B) compliance by the Parties with their respective covenants and agreements set forth herein. Until Closing occurs, the amendments or supplements to the Schedules will not be effective and will not cure any breach or excuse any condition to Closing. Nothing in a schedule or in any supplement or amendment is presumed to be material, and may be included for information only.

       Section 11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

       Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

                  [Remainder of Page Intentionally Left Blank]

         SIGNED THIS ______ day of June, 2004.



                                   TXU GAS COMPANY


                                   By: /s/ Mike McCall
                                    ------------------------------------------
                                   Name:  Mike McCall
                                   Title:   President




                                   LSG ACQUISITION CORPORATION


                                   By:  /s/ J. Patrick Reddy
                                     -----------------------------------------
                                    Name:  J. Patrick Reddy
                                    Title: Senior Vice President
                                           and Chief Financial Officer











                                 Signature Page

                                   APPENDIX A

                              Certain Defined Terms



         "Affiliate" means, with respect to any Person, one that, directly or indirectly, controls, is controlled by, or is under common control with, another Person. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreed Rate" means a variable rate per annum equal to the lesser of:
(i) the London Interbank Offered Rate (LIBOR) plus 1%, and (ii) the maximum rate permitted by applicable law. Interest will accrue from the Closing Date to, but not including, the payment date, and shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period.

         "Allocation Schedule" is defined in Section 4.07.

         "Articles of Merger" has the meaning specified in Section 2.02 of this Agreement.

         "Books and Records" is defined in Section 3.01(h).

         "Business" means the business or businesses of TXU Gas related to the purchase, gathering, storage, transmission, distribution and sale of natural gas in the State of Texas and the provision of services related thereto.

         "Capital Expenditures Budget" is defined in Section 7.01(g).

         "Casualty" is defined in Section 7.10.

         "Claim" means all demands, claims, actions, investigations, causes of action, proceedings and arbitrations, whether or not ultimately determined to be valid.

         "Claim Notice" is defined in Section 9.06(b).

         "Closing" is defined in Section 4.02.

         "Closing Date" is defined in Section 4.02.

         "Closing LSG Merger Assets" is defined in Section 4.04(a).

         "Confidentiality Agreement" is defined in Section 7.03.

         "Effective Time" is defined in Section 4.02.

         "Election Period" is defined in Section 9.07(a).

         "Encumbrance" means any lien, pledge, security interest, mortgage, charge, claim, restriction, encumbrance, or other matter that creates or would create an impairment of use or enjoyment of, or loss of interest in the relevant asset.

         "Environmental Laws" means all of the following, as in effect as of the date hereof: federal, state, local and foreign laws or statutes, regulations, rules, codes, ordinances, treaties, orders, decrees, judgments, written agreements entered into with Governmental Authorities, or injunctions issued, promulgated, approved or entered relating to pollution, or protection of the environment or occupational health and safety, including releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes (including, without limitation, oil, asbestos and radiation) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, material or wastes, or designed to provide safe and healthful working or living conditions or to reduce occupational or other safety and health hazards.

         "Environmental Liabilities and Costs" means any costs, damages, expenses, liabilities, obligations or other responsibilities arising from or under Environmental Law and consisting of or relating to:

         (a) any environmental, health or safety matters or condition (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) civil fines or, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response action, investigative, remedial, removal or inspection costs and expenses;

         (c) financial responsibility for any required compliance, corrective, investigative or remedial measures;

         (d)      natural resource damages; or

         (e) all costs and expenses incurred as to any inquiry, investigation or judicial or regulatory action or proceeding relating to any of items (a) through (d) above.

         The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et. seq., as amended (CERCLA).

         "Excluded Current Assets" means cash and cash equivalents (as used in the Pro Forma Balance Sheet) and any pre-paid insurance included in other current assets (as used in the Pro Forma Balance Sheet).

         "Excluded Current Liabilities" means any long-term debt due currently (as used in the Pro Forma Balance Sheet), any retiree obligations included in employee related payables (as used in the Pro Forma Balance Sheet), preferred stock dividends (as used in the Pro Forma Balance Sheet) and accrued incentive plan obligations included in other accrued liabilities (as defined in the Pro Forma Balance Sheet).

         "Excluded Subsidiaries" means any and all subsidiaries of TXU Gas listed on Schedule 1.

         "Final Statement of Working Capital" means the unaudited special purpose statement of Final Working Capital of TXU Gas as of the Closing Date, to be prepared in accordance with Section 4.06(b).

         "Financial Statements" is defined in Section 5.04.

         "FIRPTA Affidavit" means an affidavit dated as of the Closing Date, sworn under penalty of perjury, stating that TXU Gas is not a "foreign person" within the meaning of Treasury Regulations section 1.1445-2(b) or other evidence demonstrating that LSG has no withholding liability under Code section 1445.

         "Final Working Capital" means an amount equal to (i) Total Current Assets (less Excluded Assets), (ii) minus Total Current Liabilities (less Excluded Current Liabilities), calculated as of the Closing Date.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time and consistently applied.

         "Governmental Authority" means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C.ss.18a), as amended.

         "Indemnified Party" is defined in Section 9.06(a).

         "Indemnifying Party" is defined in Section 9.06(a).

         "Intellectual Property" is defined in Section 3.01(f).

         "Knowledge" means, with respect to a Party hereto, the actual knowledge of the officer of such Party in charge of a discrete business area or function having responsibility for the referenced matter, after reasonable inquiry but without investigation.

         "Laws" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ordinance, or ruling of any Governmental Authority.

         "Losses" is defined in Section 9.01.

         "Material Adverse Effect" means an occurrence or condition that has a material adverse effect on the TXU Gas Merger Assets or the Business taken as a whole or the operations, liabilities, financial condition or results of operations of the Business, taken as a whole. For purposes of this Agreement, an occurrence or condition will not constitute a Material Adverse Effect if it arises from or is attributable to (a) general business, economic or financial market conditions, (b) from conditions generally affecting the industry in which the Business is conducted, or (c) changes in governmental or legislative laws, rules or regulations.

         "Material Contracts" is defined in Section 5.08.

         "Merger" has the meaning set forth in the Recitals to this Agreement. The Merger will be effected pursuant to this Agreement and will be consummated by the filing, with the Secretary of State of the State of Texas, of the Articles of Merger.

         "LSG Excluded Assets" has the meaning specified in Section 3.02.

         "LSG Indemnified Party" and "LSG Indemnified Parties" is defined in
Section 9.04.

         "LSG Indemnified Liabilities" is defined in Section 9.01.

         "LSG Merger Assets" means One Billion Nine Hundred Twenty-Five Million Dollars ($1.925 Billion), as adjusted pursuant to Section 4.06.

         "LSG Parent" means Atmos Energy Corporation, a Texas and Virginia corporation.

         "LSG Parent Guaranty" shall have the meaning set forth in Section 7.12.

         "LSG Retained Liabilities" has the meaning specified in Section 3.04.

         "Notices" is defined in Section 11.06.

         "Operating Contracts" is defined in Section 3.01(c).

         "Ordinary Course of Business" means the ordinary course of the business, consistent with TXU Gas' past custom and practice.

         "Permits" is defined in Section 5.05.

         "Permitted Encumbrance" means any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith and for which TXU Gas is responsible hereunder; (ii) any obligations or duties reserved to or vested in any Governmental Authority to regulate any TXU Gas Merger Asset in any manner; (iii) the terms and conditions of the Operating Contracts, to the extent that the terms thereof may be interpreted as an Encumbrance on any TXU Gas Merger Asset; (iv) all immaterial rights to consent by, required notices to, filings with or other actions by, Governmental Authorities in connection with the Merger to the extent such consents are customarily obtained after Closing; (v) any required third-party consents to assignment and similar agreements and obligations with respect to which, prior to the Closing: (A) waivers or consents have been obtained from the appropriate party, (B) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (C) arrangements have been made under Section 3.07 to allow LSG to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (vi) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface obligations, including (without limitation): pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of or for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and any other easements and rights-of-way on, over or in respect of any of the TXU Gas Merger Assets that are not reasonably expected to have a Material Adverse Effect; and (vii) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the Ordinary Course of Business incidental to construction, maintenance or operation of any of the TXU Gas Merger Assets: (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable, or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith in the Ordinary Course of Business by appropriate action and for which TXU Gas is responsible, hereunder, provided that, except as described in clause (i) above, Permitted Encumbrances shall not include any liability or obligation (or encumbrance related thereto) that constitutes a TXU Gas Retained Liability.

         "Person" means any natural person, firm, partnership, association, corporation, limited liability company, trust, entity, public body or government.

         "Personal Property" is defined in Section 3.01(b).

         "Preliminary Statement of Working Capital" means the unaudited special purpose statement of Preliminary Working Capital of TXU Gas as of the Closing Date, to be prepared in accordance with Section 4.06(b).

         "Preliminary Working Capital" means an amount equal to (i) Total Current Assets (less Excluded Assets), (ii) minus Total Current Liabilities (less Excluded Liabilities), calculated as of the Closing Date.

         "Pro Forma Balance Sheet" means the balance sheet for quarter-ended March 31, 2004, representing the TXU Gas Merger Assets and TXU Gas Merger Liabilities as set forth on Schedule 2.

         "Pro Forma Balance Sheet Working Capital" means $121,162,787, being the amount equal to (i) Total Current Assets (less Excluded Current Assets), minus
(ii) Total Current Liabilities (less Excluded Current Liabilities), calculated as of the date of the Pro Forma Balance Sheet.

         "Real Property" is defined in Section 3.01(a).

         "Reasonable Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved expeditiously; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the applicable Party to incur any unreasonable cost or expense in connection therewith.

         "SEC" means the United States Securities and Exchange Commission.

         "Statement of Objections" has the meaning given such term in Section 4.06(b) hereof.

         "Taxes" or "Tax" means any and all taxes, fees, levies, duties, tariffs, imposts and other assessments, including, without limitation, federal, state, local, and foreign income, gross receipts, franchise (excluding any franchise fees or taxes payable to cities, towns, or other municipalities pursuant to franchise agreements), earned surplus, windfall profits, severance, excise, real or personal property, sales, use, withholding, social security, occupation, service, service use, value added, license, capital, net worth, payroll, employment or similar taxes, imposed by any Governmental Authority, together with any interest, penalties or additions to tax and any additional amounts imposed with respect thereto.

         "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

         "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Internal Revenue Code or any other Law relating to any Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

         "Texas Law" means the Texas Business Corporation Act, as amended, or any successor statutes and any regulations promulgated thereunder.

         "Third Party Claim" means a Claim asserted against an Indemnified Party by a Person other than a Party to this Agreement or any Affiliate thereof.

         "Total Current Assets" means the total of the amounts corresponding to the line items included in Current Assets (as used in the Pro Forma Balance Sheet).

         "Total Current Liabilities" means the total of the amounts corresponding to the line items included in Current Liabilities (as used in the Balance Sheet).

         "Transfer Requirement" is defined in Section 3.07.

         "Transfer Taxes" means all Taxes (other than Taxes measured by net income) incurred or imposed by reason of the Merger, regardless of upon whom such Taxes are levied or imposed by Law, including sales and use Taxes, real property transfer Taxes, excise Taxes, and stamp, documentary, filing, recording, permit, license, or authorization duties or fees; provided that Transfer Taxes do not include any such Taxes incurred or imposed by reason of any transfers or other transactions between TXU Gas and any of its Affiliates, whether or not contemplated hereby or in connection therewith.

         "Transferred Suspense Funds" is defined in Section 3.01(g).

         "Transitional Services Agreement" is defined in Section 4.03.

         "TXU Gas Excluded Assets" is defined in Section 3.02

         "TXU Gas Indemnified Party" and "TXU Gas Indemnified Parties" is defined in Section 9.01.

         "TXU Gas Indemnified Liabilities" is defined in Section 9.01.

         "TXU Gas Merger Assets" is defined in Section 3.01.

         "TXU Gas Merger Liabilities" means: (i) all Losses and obligations arising out of or relating to the ownership, use, construction, maintenance, condition or operation of the TXU Gas Merger Assets before or after the Effective Time, except for the TXU Gas Retained Liabilities; (ii) all obligations and liabilities relating to litigation disclosed in Schedule 5.10 and not expressly designated thereon as a TXU Gas Retained Liability; (iii) all Losses and obligations arising out of LSG's, its representatives', agents' or contractors' presence on or access to any of the TXU Gas Merger Assets before the Closing; (iv) all liabilities for Transfer Taxes; (v) all Environmental Liabilities and Costs that are related to the TXU Gas Merger Assets; and (vi) and all obligations under or arising out of LSG's or its representatives, agents' or contractors' presence on, access to or use or location of assets on any right-of-way or easement referred to in Section 7.08.

         "TXU Gas Parent" means TXU Corp., a Texas corporation.

         "TXU Gas Parent Guaranty" shall have the meaning set forth in Section 7.12.

         "TXU Gas Retained Liabilities" means: (i) all liabilities and obligations arising out of or relating to the ownership, use, construction, maintenance, condition or operation of the TXU Gas Excluded Assets; (ii) the litigation (if any) disclosed in Schedule 5.10 and expressly designated thereon as a TXU Gas Retained Liability; (iii) all fines and penalties incurred with respect to any TXU Gas Merger Asset before the Effective Time and assessed by a Governmental Authority (whether assessed before or after the Effective Time);
(iv) except as otherwise provided in this Agreement, all employee benefit and welfare plan liabilities and obligations and all claims and liabilities arising out of the employment relationship with TXU Gas or its Affiliates for the employees and former employees of TXU Gas or its Affiliates and their beneficiaries, or the termination of employment of any of such employees, including (without limitation) all pension (including, without limitation, any and all liabilities under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"), retirement, severance, health (including, without limitation, health care continuation coverage under Section 4980B of the Code and Section 601 et.seq. of ERISA), vacation and other benefit and employment-related liabilities and obligations (including, without limitation, all liabilities and obligations to retirees of TXU Gas or its Affiliates and their beneficiaries), and compliance with all laws in connection therewith, in each case, relating to any period on or before the Effective Time; (v) all Tax liabilities of TXU Gas or its Affiliates relating to any period on or before the Effective Time (other than Transfer Taxes); (vi) any liability or obligation owing to any Affiliate other than obligations arising after the Effective Time under Operating Contracts; (vii) any indebtedness for money borrowed, reimbursed obligations in respect of letters of credit or obligations in respect of securitization transactions, including without limitation the Excluded Current Liabilities; (viii) all Environmental Liabilities and Costs that are not related to any TXU Gas Merger Asset; and (ix) all Losses and obligations arising out of TXU Gas' or its Affiliates', or their representatives', agents' or contractors' presence on, access to or use or location of assets on any right-of-way or easement referred to in Section 3.02(j).